Exhibit 10.23

COURTYARD BY MARRIOTT

RELICENSING

FRANCHISE AGREEMENT

between

MARRIOTT INTERNATIONAL, INC.

Franchisor

and

APPLE SEVEN SERVICES, L.P.

Franchisee

Location: 3955 North Expressway, Brownsville, TX 78520

Dated as of: June 19, 2006

COURTYARD BY MARRIOTT

RELICENSING FRANCHISE AGREEMENT

i

XXIII.	REPRESENTATIONS AND WARRANTIES OF FRANCHISEE	37

XXIV.	NOTICES	38

XXV.	ENTIRE AGREEMENT	38

XXVI.	CONSTRUCTION AND SEVERABILITY	39

XXVII.	APPLICABLE LAW AND CURRENCY REQUIREMENT	40

XXVIII.	WAIVER OF JURY TRIAL	40

XXIX.	INJUNCTIVE RELIEF	41

XXX.	FRANCHISEE ACKNOWLEDGMENTS	41

ATTACHMENT A FRANCHISE INFORMATION		44

ATTACHMENT B FORM OF GUARANTY		45

ATTACHMENT C FORM OF MANAGER ACKNOWLEDGMENT		48

ATTACHMENT D FORM OF OWNER AGREEMENT		53

PROPERTY IMPROVEMENT PLAN ADDENDUM		65

EXHIBIT A TO PROPERTY IMPROVEMENT PLAN ADDENDUM		68

EXHIBIT B TO PROPERTY IMPROVEMENT PLAN ADDENDUM		69

ii

COURTYARD BY MARRIOTT

RELICENS1NG FRANCHISE AGREEMENT

THIS COURTYARD BY MARRIOTT RELICENSING FRANCHISE AGREEMENT (this “Agreement”) is made and entered into effective as of the 19th day of June. 2006 (“Effective Date”), between Marriott International. Inc., a Delaware corporation (“Franchisor”), and Apple Seven Services. L.P., a Virginia limited partnership (“Franchisee”).

WITNESSETH:

WHEREAS, Franchisor has developed and owns a concept and system (“System”) for the establishment and operation of moderately-priced hotels under the names “Courtyard” and “Courtyard by Marriott.” which offer guests exceptional quality and service; all references herein to the “System” shall be to the Courtyard by Marriott System in the United States and Canada;

WHEREAS, the distinguishing characteristics of the System, all of which may be changed, improved or further developed by Franchisor, include, without limitation:

1. the trade names, trademarks and service marks “Courtyard,” “Courtyard by Marriott.” “Courtyard Club” and such other trade names, trademarks and service marks as are now or as may hereafter be designated by Franchisor in writing as part of the System (“Proprietary Marks”);

2. design & construction criteria documents for Courtyard by Marriott hotels;

3. high standards of cleanliness, quality and service as prescribed in the Manual (as defined in Section XI hereof);

4. management training;

5. advertising, marketing and promotional programs;

6. the Courtyard by Marriott Reservation System; and

7. the Courtyard by Marriott Property Management System.

WHEREAS, Franchisor and BMC Hotel Property, Ltd., a Texas limited partnership (“Existing Franchisee”) are parties to a Courtyard by Marriott Amended and Restated Franchise Agreement dated as of June 30, 2005 (as amended, the “Existing Franchise Agreement”) for the operation of the hotel located at 3955 North Expressway, (formerly indicated in the Existing Franchise Agreement as Southwest quadrant of the Intersection of McAllen Road and Highway 77/83), Brownsville, TX 78520;

WHEREAS, pursuant to the terms of that certain Purchase Contract, dated as of June 21, 2005, among Existing Franchisee, Apple Six Hospitality Texas, L.P. (“Apple Six”), as assigned pursuant to that certain Assignment of Contract, dated as of June 6, 2006, between Apple Six and Apple Seven Hospitality Texas, L.P., a Virginia limited partnership (“Owner”), Existing Franchisee has transferred the Hotel (as defined herein), to Owner in exchange for cash consideration;

WHEREAS, pursuant to the terms of that certain Hotel Lease Agreement dated as of June 19, 2006 between Owner and Franchisee (the “Lease Agreement”), Franchisee has leased the Hotel from Owner;

WHEREAS, Franchisor, Franchisee and Owner are entering into an Owner Agreement substantially in the form of Attachment D hereto (the “Owner Agreement”);

WHEREAS, Existing Franchisee and Franchisor have agreed to terminate the Existing Franchise Agreement on the terms and conditions set forth in a Termination Agreement and Release between Existing Franchisee and Franchisor (the “Termination Agreement”);

WHEREAS, Franchisee desires to operate the Hotel under Franchisor’s System at the location specified herein and to obtain a franchise from Franchisor for that purpose:

WHEREAS, in order to enhance public acceptance of, and demand for, all Courtyard by Marriott hotels, Franchisee understands and acknowledges the importance of complying strictly to Franchisor’s standards and specifications in (i) completing in a timely manner the renovation, upgrading and/or remodeling requirements (the “Property Improvement Plan”) set forth in the Property Improvement Plan Addendum (the “Addendum”) attached hereto, and (ii) operating the Hotel to be franchised hereunder; and

WHEREAS, Franchisor is relying upon the business skill, financial capacity and character of Franchisee and its principals, and the guaranty by Apple Seven Hospitality, Inc. (the “Guarantor”), of Franchisee’s obligations in substantially the form set forth at Attachment B hereto.

NOW, THEREFORE, the parties, in consideration of the premises and the undertakings and commitments of each party to the other party set forth herein, agree as follows:

I. GRANT

A. As a condition precedent to the effectiveness of this Agreement, (i) Existing Franchisee shall have executed and delivered to Franchisor the Termination Agreement duly executed by all parties thereto other than Franchisor and (ii) Franchisee shall have paid Franchisor’s outside legal counsel fees and expenses incurred in connection with the preparation and negotiation of this Agreement and ancillary documents related thereto. Subject to the satisfaction of the foregoing conditions and provisions of this Paragraph I.A., Franchisor hereby grants to Franchisee as of the Effective Date, upon the terms and conditions herein contained, a nonexclusive right and franchise, and Franchisee undertakes the obligation, to operate a Courtyard by Marriott hotel in accordance with Franchisor’s standards and specifications at, and only at, the location specified in Attachment A hereto (“Approved Location”) and to use solely in connection therewith Franchisor’s System as it may be changed, improved and further developed. Franchisor reserves the right to revise, modify, amend or change the System, or any part thereof. Such revisions, modifications, amendments, or changes may include new or different systems, programs, specifications, standards, controls, and other distinguishing elements or characteristics that Franchisor may make mandatory. Franchisee specifically acknowledges that certain modifications or additions to the System may require Franchisee to contribute to the cost of such modifications or additions on a fair and consistent basis with other participating System hotels or other hotels, as determined by Franchisor. The grant of this franchise is subject to Franchisee’s satisfying the requirements set forth in the Addendum to this Agreement.

B. Franchisee understands and agrees that if Franchisee fails to comply with, or fails to cause Owner to comply with, the requirements of the Property Improvement Plan set forth in the Addendum attached hereto in strict compliance with the standards and specifications of Franchisor, then in such event, (i) Franchisor is not obligated to authorize Franchisee to operate the Hotel as a Courtyard by Marriott hotel, and (ii) this Agreement shall, upon notice by Franchisor to Franchisee, be terminated in accordance with Paragraph XVII.B.7. except for those obligations of Franchisee that by their terms survive termination of this Agreement. For purposes of this Agreement, the terms “Hotel” and “Franchised Business” shall refer to (i) the hotel and all land used in connection with the hotel located or to be located at the Approved Location; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, and appurtenances (including without limitation the hotel building, public facilities, and all operating systems therein); and (iii) all FF&E (as defined herein), supplies, goods, and other items installed in such improvements.

C. Franchisee acknowledges and agrees that (i) this franchise relates solely to the Approved Location: (ii) this Agreement does not entitle Franchisee to any protected territory, territorial rights or exclusivity; and (iii) this franchise and Franchisee’s rights hereunder are granted only for the number of guest rooms specified in Attachment A hereto. Franchisee shall not expand or change the number of guest rooms in or make other structural changes to the Hotel without the prior written consent of Franchisor.

D. Franchisee further acknowledges and agrees that Franchisor, its subsidiaries. Affiliates (as defined below) and partners (collectively the “Marriott Companies” and each individually a “Marriott Company”) have and retain the right to develop, promote, construct, own, lease, acquire and/or operate, or authorize or otherwise license or franchise others to develop, promote, construct, own, lease, acquire and/or operate other lodging products operating under the trade name “Courtyard by Marriott,” including other Courtyard by Marriott hotels, as well as any other lodging products or concepts, including but not limited to those operated under the trade names Marriott Hotels. Resorts and Suites; Renaissance Hotels. Resorts and Suites; Renaissance ClubSport; Fairfield Inn; Fairfield Suites; Fairfield Inn & Suites; Residence Inn by Marriott; SpringHill Suites by Marriott; TownePlace Suites by Marriott; Ritz-Carlton; Marriott Conference Centers; Marriott ExecuStay; or any other lodging product; vacation, timesharing, interval or fractional ownership facilities, including, but not limited to. Marriott Vacation Club International: restaurants; or other business operation. Franchisee further acknowledges, accepts and agrees that the Marriott Companies may exercise such right without notice to Franchisee, and Franchisee covenants that it shall not take any action, including any cause of action in a court of law or equity, that may interfere with the exercise of such right by any of the Marriott Companies. For the purposes of this Agreement, “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such person or entity.

E. Franchisee hereby represents and warrants to Franchisor that Owner is the sole owner of the Hotel subject only to the Lease Agreement, Franchisee further represents and warrants that the Lease Agreement grants Franchisee the full power and authority to operate the Hotel in accordance with the terms of this Agreement.

II. TERM

The term of this Agreement shall begin on the Effective Date and shall expire on the date that is twenty (20) years after the Effective Date. Franchisor and Franchisee agree that this Agreement and the franchise granted by this Agreement are not renewable, and Franchisee agrees that it has no expectation that it will receive any renewal rights.

III. FEES

A. Franchisor acknowledges having received from Franchisee a transfer fee of Fifty Thousand Dollars ($50,000), which fee was paid by Franchisee to Franchisor in consideration for the administrative and other expenses incurred by Franchisor in processing Franchisee’s application.

Franchisee acknowledges and agrees that the transfer fee is not refundable. Franchisee shall have no right to expand the number of rooms at the Hotel beyond the number set forth in Attachment A to this Agreement. If Franchisee proposes to expand the number of rooms, Franchisee must pay to Franchisor, along with its request for approval of expansion, a fee equal to the then-current application fee per guest room for each proposed additional guest room. Such application fee will be refundable only if the request for approval is disapproved by Franchisor, which approval or disapproval will be at the sole discretion of Franchisor. The amount refunded will be such application fee less a processing charge. Such application fee shall be non-refundable upon Franchisor’s approval of the proposed expansion.

B. In addition to the transfer fee and all other fees set forth in this Section III. Franchisee shall pay to Franchisor or its Affiliates, on invoice, a charge in an amount specified by Franchisor to pay for the following: (i) training (tuition, supplies, and in-session meals, including travel, room and board expenses) by Franchisor of the general manager and a second manager at Courtyard University plus any opening training conducted by Franchisor at the Hotel, (ii) initial orientation of executives of the Franchisee at Franchisor’s headquarters (except transportation costs), (iii) purchasing, staging, programming, installing, interfacing and upgrading hardware and Software (as defined herein) for Franchisor’s property management system, yield management system (when made available by Franchisor), reservation system, an administrative personal computer and electronic mail, (iv) charges in connection with the opening authorization process and the cost of manuals provided by Franchisor, and (v) any goods or services purchased, leased or licensed by Franchisee from Franchisor or an Affiliate of Franchisor and any optional or mandatory programs of Franchisor or its Affiliates in which Franchisee participates. Franchisee may acquire from a third party(ies) some of the hardware and Software, and to the extent Franchisee does so, the cost of such acquisition will not be included in the charges.

C. In further consideration of the franchise granted herein. Franchisee shall pay to Franchisor a continuing royalty fee per Accounting Period (as defined herein) an amount equal to five and one-half percent (5.5%) of gross room revenues throughout the term of this Agreement.

D. Franchisee shall also remit to Franchisor for each Accounting Period an amount equal to two percent (2%) of Franchisee’s gross room revenues as a contribution to the marketing fund which shall be maintained and administered by Franchisor, or its Affiliates, for the System as provided in Section IX. Franchisor warrants and represents that each System hotel operated by Franchisor shall make contributions to the marketing fund at the same percentage of gross room revenues required of franchisees within the System. Franchisor may periodically increase the marketing fund contributions for all hotels in the System including Franchisee’s Hotel, provided the total marketing fund contribution required of Franchisee in any fiscal year shall not exceed three percent (3%) of Franchisee’s gross room revenues.

E. Franchisee shall remit the reservation system fees to Franchisor for each Accounting Period, including: (i) the percentage reservation fee, (ii) the transaction reservation fee; and (iii) the communication support fee. The communication support fee covers network line charges, electronic messaging and lease and maintenance charges of remote communication equipment servicing Franchisee’s Hotel. Reservation system fees shall be subject to increase or decrease by Franchisor: provided, however, any increase or decrease shall apply equally to all hotels in the System, including Courtyards by Marriott operated by Franchisor or a subsidiary of Franchisor. Franchisor reserves the right to modify or change the reservation system and the basis for computing reservation system fees, provided the fees are computed on a fair and consistent basis for all System hotels.

F. Franchisee shall remit the property management system fee to Franchisor for each Accounting Period, which fee shall be used by Franchisor to maintain Software for the property management system, including enhancements, additions, substitutions, modifications and upgrades, and to maintain a Help Desk to provide telephone assistance on property management system operations for all System hotels (so long as such Help Desk is maintained by Franchisor) plus e-mail and access charges for each Accounting Period. The amounts charged shall be subject to increase or decrease by Franchisor provided, however, any increase or decrease shall apply on a fair and consistent basis to all hotels in the System.

G. Upon implementation of Franchisor’s yield management system, Franchisee shall remit to Franchisor a support fee each Accounting Period for the required use of Franchisor’s yield management system help desk. Franchisee may utilize the services of a revenue management analyst in addition to the required help desk. These fees are subject to increase or decrease by Franchisor, provided, however, any increase or decrease shall apply on a fair and consistent basis to all hotels in the System with respect to the required yield management system help desk, and shall apply on a fair and consistent basis to all similarly sized hotels in the System with respect to the services of the yield management system help desk and revenue management analyst.

H. All payments required in Paragraphs I1I.C., 11I.D., and III.E.(i). shall be paid to Franchisor by the fifteenth (15th) day following the end of each Accounting Period on the gross room revenues during the preceding Accounting Period, and shall be submitted to Franchisor together with any reports required under Section XIII. All payments required in Paragraphs III.E. (ii) and (iii), III.F. and III.G. shall be paid to Franchisor pursuant to the timing set forth in the invoice forwarded to Franchisee, which shall not be less than ten (10) days after Franchisee’s receipt of the invoice. Any payment or report not actually received by Franchisor on or before such date shall be deemed overdue. If any payment is overdue, Franchisee shall pay to Franchisor, in addition to the overdue amount, a late charge on such amount from the date it was due until paid, at one and one-half percent (1 1/2%) per Accounting Period or the maximum rate permitted by law, whichever is less. Entitlement to such late charge shall be in addition to any other remedies Franchisor may have.

I. “Gross room revenues” as used herein shall include all gross revenues attributable to or payable for rental of guest rooms, including, without limitation, all credit transactions, whether or not collected, but excluding any sales or room taxes collected by Franchisee for transmittal to the appropriate taxing authority. Gross room revenues shall also include the proceeds from any business interruption insurance applicable to loss of revenues due to the non-availability of guest rooms and for guaranteed no-show revenue that is collected. Gross room revenues shall be accounted for in accordance with the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Lodging Association, or any later edition or revision that Franchisor approves or designates.

J. “Accounting Period” as used herein refers to Franchisor’s fiscal accounting and reporting period. Franchisor’s fiscal year begins on the Saturday closest to January 1 and ends on the Friday closest to December 31, and is comprised of thirteen (13) four (4)-week Accounting Periods or twelve (12) four (4)-week Accounting Periods and one (1) five (5)-week Accounting Period, depending upon the calendar year. Notwithstanding the foregoing, with Franchisor’s prior consent, Franchisee may use its own fiscal accounting period for purposes of computing and payment of all fees due under Paragraphs III.C., D. and E.(i).

K. Notwithstanding any provision of this Agreement to the contrary, Franchisee agrees that, except as provided below in this Paragraph III.K., if the Effective Date is not the first day of an Accounting Period then, for the Accounting Period in which the Effective Date occurs (the “Initial Accounting Period”), Franchisee shall pay to Franchisor all amounts due to Franchisor or its Affiliates with respect to the operation of the Hotel for the entire Initial Accounting Period as though the term of this Agreement had begun on the first day of the Initial Accounting Period, and that any dispute between Franchisee and Existing Franchisee concerning the allocation of payments for the Initial Accounting Period shall be no defense to Franchisee’s obligations pursuant to this Paragraph III.K. This Paragraph II1.K. shall not apply to amounts due pursuant to Paragraphs III.C. or III.D. above.

IV. COURTYARD BY MARRIOTT ASSOCIATION

If Franchisor should, during the term of this Agreement, sanction the formation of a Courtyard by Marriott Association (hereinafter “CMA”) or such successor association as may be sanctioned by Franchisor to serve as an advisory council to Franchisor with respect to advertising, marketing, reservations, and other matters relating to System hotels, all franchisees of the System and Franchisor shall be members of CMA. In such event, Franchisee shall pay to CMA all dues and assessments authorized by CMA and shall otherwise maintain its membership in CMA in good standing (“good standing” means CMA dues and assessments are current. Franchisor has authorized Franchisee to operate the Hotel as a Courtyard by Marriott hotel and Franchisee is not in default hereunder). Such fees shall be consistently applied to all franchisees in the System. On all matters on which members of CMA are authorized to vote under the bylaws of CMA, each franchisee member in good standing shall be entitled to one (1) vote for each System hotel it has in operation; and Franchisor shall be entitled to one (1) vote for each System hotel operated by Franchisor for itself or for parties who are not franchisees.

V. MANAGEMENT. STAFFING AND TRAINING

A. Franchisee shall at all times be responsible for oversight of the Franchised Business. The operator of the Hotel, either Franchisee or a third-party management company, shall be subject to the prior approval of Franchisor. Except as may be otherwise approved in writing by Franchisor, the Hotel will be operated by the entity (Franchisee or an approved management company) identified in Attachment A hereto, provided that, in the case of a third-party management company. Franchisor’s approval of such operator shall be effective only upon the execution by Franchisee and such management company of a Manager Acknowledgment substantially identical to the form set forth at Attachment C attached hereto.

1. In order to be approved by Franchisor as the operator of the Hotel. Franchisee or a proposed management company must be deemed by Franchisor, in its sole discretion, qualified to manage the Hotel. Franchisor may refuse to approve, as operator of the Hotel, Franchisee or any proposed management company that, in Franchisor’s sole discretion, is inexperienced or unqualified in managerial skills or operational capacity or capability, or is otherwise unable to adhere fully to the obligations and requirements of this Agreement. Franchisor may also withhold its approval if the proposed management company does not provide Franchisor with all information that Franchisor may reasonably request. It is understood that Confidential Information (as defined herein) is, in the normal course of business, imparted to System franchisees and managers, and Franchisor will be under no obligation to approve a proposed management company or replacement management company that is a franchisor or owner, or is affiliated with or manages hotels exclusively for the franchisor or owner, of a hotel trade name that is competitive with Franchisor, irrespective of the number of hotels operating under such trade name. In the event there is a change in the control of the then current management company for any reason whatsoever, or if there is a material adverse change to the financial status or operational capacity of the management company. Franchisee shall promptly notify Franchisor of any such change, and such management company shall be subject to reapproval in accordance with the provisions of this Paragraph V.A.I. if (i) in Franchisor’s sole discretion, a change in control has occurred, or (ii) in Franchisor’s Reasonable Business Judgment (as defined in Paragraph XXVI.I.), there has been a material adverse change to the financial status or operational capacity of the management company that will affect the management company’s ability to operate the Hotel. If the then-current management company becomes, is acquired by, or merges with or into a Competitor (as defined below at Paragraph XV.D. of this Agreement), or a Competitor obtains control over such management company. Franchisee shall promptly notify Franchisor of any such change and Franchisor shall have the right to require Franchisee to terminate such management company’s relationship with the Hotel.

2. When Franchisor has approved in principle the management company nominated by Franchisee. Franchisee shall have the right to negotiate and execute a management agreement with such management company for the management and operation of the Hotel, subject to the terms, conditions, and obligations of this Agreement. Prior to the management agreement becoming effective and prior to the assumption of any rights thereunder by a management company, the management company and Franchisee must execute a Manager Acknowledgment substantially identical to the form set forth at Attachment C attached hereto. Franchisor shall have the right to review the management agreement to ensure that it is consistent with the terms and conditions of this Agreement and the Manager Acknowledgment.

B. Franchisee shall, as prescribed in the Manual, employ qualified personnel sufficient to staff all positions at the Hotel. All personnel employed by Franchisee as a General Manager, a Department Manager, a Sales Manager or a Reservation Manager shall, prior to assuming their duties at the Hotel, attend and successfully (as defined by Franchisor) complete Franchisor’s management training programs. All subsequent personnel employed by Franchisee in the positions of General Manager. Department Manager and Reservation Manager also must successfully complete Franchisor’s management training program within ninety (90) days after commencement of such employment. Franchisee must inform Franchisor when a change in such management personnel occurs. Franchisor may periodically make available other required or optional training courses to Franchisee’s personnel, as well as other programs, conferences, seminars and materials, and Franchisee shall insure that such personnel as Franchisor may direct shall satisfactorily complete any required training within the time specified. Franchisor may conduct opening training, as determined by Franchisor, for all departments at the Hotel, and Franchisee shall pay such training fees as specified by the Franchisor for such training. Franchisee shall provide complimentary accommodations at the Hotel for Franchisor’s trainers during the opening training. All training shall be provided at such times and locations and for such duration as Franchisor may designate. Prior to Franchisee or Franchisee’s employees attending any required or optional training program, Franchisee shall pay to Franchisor the applicable tuition fees as specified in the Manual or otherwise in writing by Franchisor. Franchisee shall also be responsible for Franchisee’s employees’ travel expenses and room, board and wages during any training. Franchisor reserves the right to require, as a condition of providing training, that personnel employed by Franchisee execute confidentiality agreements prepared by Franchisor.

C. Franchisee’s General Manager, Department Managers. Sales Manager and Reservation Manager shall devote their full time to the management and operation of the Hotel, and such persons shall not be employed in any other capacity by Franchisee or its Affiliates without the express written consent of Franchisor. Franchisee covenants and agrees that the Hotel shall not, under any circumstance, be managed by a person or persons who have not successfully completed, within ninety (90) days of employment in such capacity, Franchisor’s management training program.

D. Franchisee shall cause all employees of Franchisee, while working at the Hotel, to wear uniforms as specified in the Manual: to present a neat and clean appearance; and render competent and courteous service to guests of the Hotel.

E. Neither party will initiate personal contact to employ any person, without prior written consent of the other party, who is at that time employed by the other party or another System franchisee.

F. If the Hotel is not operated by Franchisee, but is operated by a management company approved by Franchisor, (i) the provisions of Paragraphs V.B., V.C., V.D. and V.E. relating to Franchisee’s general manager and other employees, shall apply equally to the general managers and other employees of the management company, and (ii) Franchisor shall have the right to communicate directly with the management company or the managers at the Hotel as to matters relating to the operation and promotion of the Hotel.

VI. OPERATION OF THE HOTEL

A. Franchisee understands and acknowledges that each and every standard, specification and procedure of the System is essential in order to maintain the exceptional quality and guest service of Courtyard by Marriott hotels and enhance public acceptance of, and demand for, Courtyard by Marriott hotels. Franchisee shall conduct the Franchised Business in strict conformity with the standards, specifications and procedures set forth in the Manual (as described below at Section XI.), which standards, specifications and procedures shall be applied consistently to all System hotels: provided, however, if the market area or the physical peculiarities of a hotel in the System warrant, in the Reasonable Business Judgment of Franchisor, a deviation from such provisions, then in such event Franchisor may allow such deviation. Franchisee shall not deviate from the requirements of the Manual, as it may be modified by Franchisor, and shall not otherwise operate in any manner that reflects adversely on the System, the Proprietary Marks, the goodwill associated therewith or Franchisor’s rights therein, or interferes with or impairs the use of the property as a System hotel.

B. Franchisee shall use the Hotel premises solely for the operation of the Franchised Business and refrain from using or suffering the use of the premises for any other purpose or activity at any time. Franchisee shall not provide, or allow others to provide, any guest service at the Hotel except as prescribed in the Manual.

C. Franchisee shall ensure that no part of the Hotel or the System, without limitation, is used to further or promote (i) any lodging business (including any other hotel operated by Franchisee or in which Franchisee or a principal of Franchisee holds an interest) operated under a trade name or trademark not owned by Franchisor or its Affiliates, including without limitation advertising or promotion of hotels, vacation or time-sharing facilities (or any similar product sold on a fractional or other basis with use rights on a weekly or other periodic basis), conference centers or other lodging products, or (ii) except as expressly permitted in the Manual, any business or concession at the Hotel including, but not limited to, car rental agencies, airline counters or gift shop (if the gift shop is not operated by Franchisee), unless the Franchisee first obtains the prior written consent of Franchisor, which consent may be withheld at Franchisor’s sole discretion. Franchisee shall use every reasonable means to encourage the use of System hotels everywhere by the traveling public; provided, however, nothing herein shall prohibit, and Franchisee agrees to participate in, any program specified by Franchisor for referring prospective customers to other hotels when the customers cannot be accommodated by Franchisee’s Hotel or any other System hotel. Nothing herein shall prohibit Franchisee or an Affiliate of Franchisee from developing, operating or promoting other hotels or lodging facilities so long as Franchisee satisfies the provisions of Paragraphs VI.A., B. and C. of this Agreement.

D. Franchisee shall provide food and beverage service in the Hotel in conformity with the standards and specifications prescribed in the Manual to insure the highest degree of quality and service. Franchisee agrees:

1. To use any restaurant premises and lounge solely for the operation of the business franchised hereunder; keep any restaurant and lounge open and in normal operation for such minimum hours and days as Franchisor may prescribe: and refrain from using or suffering the use of the premises for any other purpose or activity at any time without first obtaining the written consent of Franchisor;

2. to maintain in sufficient supply, and use at all times, only such food and beverage products and ingredients, supplies, paper goods, dinnerware and furnishings as conform with Franchisor’s standards and specifications, and to refrain from deviating therefrom without Franchisor’s prior written consent;

3. to sell or offer for sale only the menu items and beverages prescribed in the Manual or otherwise approved in writing by Franchisor; to sell or offer for sale all required menu and beverage items and prepare them in accordance with Franchisor’s standards; and to discontinue selling and offering for sale any items as Franchisor may, in its discretion, disapprove in writing at any time: and

4. to use only menus, signs and promotional displays and other materials that comply with the style, pattern and design prescribed in the Manual or otherwise approved in writing by Franchisor. With respect to the offer and sale of all menu items and beverages. Franchisee shall have sole discretion as to the prices to be charged.

E. Franchisee shall honor at the Hotel all credit cards specified in the Manual. Franchisee also agrees to participate in all customer surveys and guest satisfaction audits and offer all guest services, which may include complimentary services, as Franchisor may prescribe for System hotels including, without limitation, programs and services for senior citizens, children and frequent guests. Additionally, Franchisee shall participate in travel agent programs, any complaint resolution and other programs as Franchisor may reasonably establish for the System, which programs may include, without limitation, providing complimentary rooms or refunds to guests.

F. Franchisor shall administer a quality-assurance program for the System that may include conducting periodic inspections of the Hotel and guest satisfaction audits and surveys to ensure compliance with System standards. Any such program to survey guests will be as set forth in the Manual, and such program may be modified by Franchisor. Franchisee’s failure to maintain acceptable results in Franchisor’s quality assurance program will be a material default under this Agreement, giving Franchisor the right to terminate this Agreement pursuant to Section XVII. Franchisee hereby grants to Franchisor and its representatives the right to enter upon the premises of the Hotel at all reasonable times, with or without prior notice, for the purpose of conducting inspections. Franchisee shall (i) provide lodging, if available, without charge to Franchisor’s representatives during such time as may reasonably be necessary to complete the inspections, (ii) cooperate fully with Franchisor’s representatives during the inspections, and (iii) take all steps reasonably necessary to correct any deficiencies detected within the time specified by Franchisor. Franchisee shall provide all information requested by Franchisor for the purpose of Franchisor’s conducting guest satisfaction audits and surveys.

VII. FURNISHING AND MAINTAINING THE HOTEL

A. Franchisee shall, at Franchisee’s expense, or shall cause Owner at Owner’s expense to, purchase or lease and install at the Hotel all fixtures, equipment, furnishings, furniture, a telephone system, facsimile machine, copier, signs, computer terminals and hardware and related equipment for the property management system, reservation system and all other items (“FF&E”) specified by Franchisor for the System. Franchisee shall also or shall cause Owner to, install and maintain, or arrange to have installed and maintained at the Hotel, all coin-operated vending machines specified by Franchisor for the System. Franchisee shall refrain from installing or permitting to be installed at the Hotel, without Franchisor’s prior written consent, any FF&E, electronic or video games, vending machines or any other items not previously approved by Franchisor. The size, form, color scheme, content (except for prices to be charged) and location of all signs, advertisements and graphic materials displayed in any public area or guest rooms at the Hotel shall be as prescribed in the Manual or otherwise approved in writing by Franchisor. Franchisee shall obtain and display at the Hotel, in accordance with applicable laws and regulations, in prominent locations approved by Franchisor, one or more illuminated exterior signs meeting Franchisor’s standards and specifications and purchased from a source previously approved by Franchisor.

B. Franchisee shall, or shall cause Owner to, use only such FF&E, supplies and other goods and services at the Hotel that conform to Franchisor’s standards and specifications. Franchisor may specify for System hotels a particular model or brand of FF&E that may be available from only one manufacturer or supplier. Additionally, Franchisor may, in its discretion, specify that certain food products, FF&E, communication systems, supplies and other goods and services be purchased only from Franchisor or sources designated or approved by Franchisor. If Franchisee wishes to obtain any FF&E, supplies or other goods and services for which Franchisor has established a standard or specification from a source that Franchisor has not previously approved as meeting its standards and specifications. Franchisee shall submit a written request to Franchisor and provide such other information and samples as are necessary for Franchisor to determine whether the item and source meet Franchisor’s then-current criteria. Provided that Franchisee complies with Franchisor’s processes and procedures regarding approval of alternate or additional manufacturers or suppliers. Franchisor shall respond to such requests within a reasonable period of time. Franchisee shall not purchase any FF&E and other capital items for the Hotel unless such purchase is from a source designated as “approved” by Franchisor or unless Franchisor has approved in writing that the item proposed by Franchisee meets Franchisor’s standards and specifications. Prior to seeking approval from Franchisor to purchase “soft goods” and “case goods” FF&E from an unapproved source, or where the Hotel will be using a non-prototypical guestroom. Franchisor may require Franchisee to prepare models of the basic types of rooms (double/double, king and/or single) to be used in constructing or renovating the Hotel, furnish the same with the FF&E proposed for use therein, and provide Franchisor any opportunity to inspect the model rooms to determine whether such FF&E proposed for use therein satisfies the Standards. Franchisor may modify its standards and specifications in its sole discretion. Franchisor reserves the right, at its option, to revoke its approval as to future purchases if the source or the item fails to continue to meet Franchisor’s standards and specifications.

C. Franchisee shall, or shall cause Owner to, maintain the Hotel, including, without limitation, all signs (interior and exterior), parking areas, entrance ways, landscaping, and all other facilities and appurtenances in first-class condition. In connection therewith, Franchisee shall make at Franchisee’s sole cost and expense, or shall cause Owner to make at Owner’s sole cost and expense, all additions, alterations, repairs and replacements of signs and other FF&E as Franchisor may reasonably direct: and Franchisee shall not make any material alterations to the Hotel without first obtaining the prior written consent of Franchisor.

D. After approximately the fifth (5th), tenth (10th) and fifteenth (15th) anniversary dates of the first day the Hotel opened for business as a Courtyard by Marriott hotel, which the parties acknowledge and agree was June 6, 2006, Franchisor shall have the right to require upon notice that Franchisee upgrade, or cause Owner to upgrade, the Hotel at Franchisee’s sole cost and expense to conform to the building décor and trade dress and FF&E required under Franchisor’s then-current System standards, (which standards shall be applied consistently throughout the System for hotels of similar age), including, without limitation, such FF&E replacements, remodeling, redecoration and modifications to existing improvements as may be necessary to do so. Franchisee shall submit its plans for such upgrading and remodeling to Franchisor for its review and approval prior to commencing same. Upgrades to the Hotel required by Franchisor pursuant to this Paragraph VII.D., considering the then current System standards and requirements and the current structural design of the Hotel, shall be subject to Franchisor’s

Reasonable Business Judgment. Franchisee shall complete, within the time reasonably specified by Franchisor, upgrading and remodeling of the Hotel as required by Franchisor pursuant to this Paragraph VII.D., and Franchisee acknowledges that its failure to do so, except for delays that may be caused by the occurrence of events constituting force majeure, shall constitute a material default under this Agreement giving Franchisor the right to terminate this Agreement pursuant to Paragraph XVII.B.

E. Recognizing the importance of FF&E replacements, remodeling, redecoration and modifications to existing improvements that may become necessary for Franchisee to undertake pursuant to this Section VII., Franchisee agrees as follows:

1. In order to provide funds to accomplish the significant FF&E replacements, remodeling, redecoration and modifications to existing improvements that may become necessary or required pursuant to this Section VII., Franchisee shall establish, at a bank selected by Franchisee, an escrow reserve account (the “Reserve”), which Reserve shall be funded on a monthly basis. The Reserve shall not be used for repairs, alterations, improvements, renewals or replacements to the Hotel building’s structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, which structure and operating systems shall be maintained in good repair and condition.

2. Franchisee shall transfer into the Reserve each Accounting Period, an amount equal to five percent (5%) of gross revenues (as defined herein) for the preceding Accounting Period throughout the term of this Agreement. The term “gross revenues” as used in this Section includes gross room revenues, as well as the revenues from all other operations of the Hotel, including but not limited to revenue from Hotel restaurant, lounge, banquet, meeting, catering, convention, event, dining and other food or beverage service operations.

3. At the end of each year, any amounts remaining in the Reserve shall be carried forward to the next year. Such amounts carried forward shall not be credited against or decrease the amount otherwise required to be deposited in the Reserve in the next year.

4. At the request of Franchisor, Franchisee shall prepare an estimate (“Renovation, Replacement and Renewal Estimate”) of the expenditures necessary each year from the Reserve for the necessary replacements and renewals of FF&E and the significant renovations set forth in this Section VII to be made during the ensuing year and shall submit the Renovation, Replacement and Renewal Estimate to Franchisor for its review and approval. Additionally, at the request of Franchisor, Franchisee shall each year provide plans covering the next succeeding five (5) years that (i) address renovations, replacements and renewals of FF&E required to comply with the Standards (as defined herein), and (ii) identify the availability of funding for same.

5. Franchisee acknowledges that the percentage deductions for the Reserve set forth in Paragraph VII.E.2. may not be sufficient to keep the Reserve at the levels necessary to make the replacements and renewals to the Hotel’s FF&E of the nature described in this Section VII. that are required to maintain the Hotel in accordance with Franchisor’s System requirements. In the event the available funds in the Reserve are insufficient to properly maintain the Hotel in accordance with the provisions of this Agreement, Franchisee will promptly provide the necessary additional funds, which additional amounts will not be credited against or otherwise decrease amounts required to be deposited in the Reserve in subsequent years.

VIII. RESERVATION, PROPERTY MANAGEMENT AND YIELD MANAGEMENT SYSTEMS

A. As long as Franchisee is in compliance with all material terms of this Agreement. Franchisor shall make available to Franchisee’s Hotel, the reservation system provided by Franchisor for all System hotels, which system may be modified or changed by Franchisor. Franchisee acknowledges that offering the public a single, efficient reservation service is essential to the goodwill, reputation and success of the System. Franchisee shall participate during the term of this Agreement in the reservation system and shall observe all terms and conditions of participation as determined by Franchisor. Franchisee shall be solely responsible for notifying the reservation system office (or such other office as Franchisor may designate in writing) of any changes in Franchisee’s room rates. Franchisee shall in no event charge any guest a rate higher than the rate specified to the guest by the reservation system center at the time the guest’s reservation was made. Such rate shall be the rate most recently provided to the reservation system office, according to the records of such office, by Franchisee prior to the guest’s having made such reservation.

B. Franchisee, at its expense, shall purchase, install and maintain at the Hotel all equipment necessary for participation in the reservation system provided by Franchisor, including any future enhancements, additions, substitutions or other modifications specified by Franchisor. Franchisee, at its expense, shall purchase, install and maintain at the Hotel all computer software and accompanying documentation (including all future enhancements, upgrades, additions, substitutions, and other modifications thereof) provided to Franchisee by or through Franchisor and/or third parties designated by Franchisor for use by System hotels (“Software”). Franchisee shall also be responsible for telephone line charges for connecting Franchisee’s reservation equipment to the system, for the cost of supplies used in the operation of the equipment and for all other related expenses.

C. In the event Franchisee fails to pay, when due, royalties, marketing fund contributions, reservation system fees, property management system fees or other sums related to the Franchised Business owed to Franchisor or its Affiliates or is otherwise in material default under this Agreement. Franchisor may, if such default is not cured within the applicable cure period, pursuant to Section XVII. after notice to Franchisee, suspend Franchisee’s Hotel from the reservation system for so long as Franchisee remains in default. Franchisee waives all claims against Franchisor arising from Franchisee’s suspension from the reservation system pursuant to this Paragraph.

D. Franchisor has developed (or may engage a third party to develop) for all System hotels a property management system (“PMS”) and a yield management system. Franchisor shall provide to Franchisee specifications and all required applications Software for PMS, the yield management system and a personal computer used for administrative matters (“Admin PC”), which may include a designated supplier(s) for hardware and/or Software. Franchisee shall, at its expense, purchase, install, maintain and use the PMS. yield management system and Admin PC hardware and install and use all required Software.

E. As part of the reservations system, yield management system, and PMS. Franchisee shall use, at Franchisee’s sole cost and expense, the communications system(s) specified or otherwise approved in writing by Franchisor for System hotels.

F. All Software, and all electronic access to Franchisor systems and data, provided to Franchisee in connection with the System (collectively, “Electronic Systems”) shall at all times remain the sole property of Franchisor or any third-party vendors, as applicable. Franchisee shall at all times treat the Electronic Systems as confidential. Franchisee shall not at any time, without Franchisor’s or such third party’s prior written consent (which may be withheld in Franchisor’s or such third party’s sole discretion), copy, modify, reverse engineer, or otherwise duplicate the foregoing materials, in whole or in part, or otherwise make the same available to any unauthorized person. Franchisee will use the Electronic Systems for the exclusive purpose of operating the Hotel in accordance with this Agreement. Franchisee will take reasonable measures to ensure that only authorized employees of the Franchisee at the Hotel have access to the Electronic Systems, and only for permitted purposes hereunder. Such measures shall be subject to review and inspection by Franchisor. Franchisee will not attempt to modify, delete or circumvent any measures used by Franchisor to safeguard the Electronic Systems, the Intellectual Property (as defined herein), or any other systems, data, or property of Franchisor or its vendors. If Electronic Systems are provided by third party vendors, Franchisee will comply with the accompanying terms and conditions provided by such vendors. Franchisee acknowledges and agrees that Franchisor has the right to enable such vendors to enforce such terms and conditions directly against Franchisee. Franchisor may also require Franchisee to execute license or similar agreements directly with such vendors in order to obtain access to the Electronic Systems; Franchisee shall abide by the terms and conditions of such license or similar agreements. Franchisor reserves the right to suspend Franchisee’s access to any Electronic System in order to protect Franchisor’s Intellectual Property or other systems, data or property of Franchisor or its vendors. Franchisor shall not be liable for any damage arising out of or in connection with the use or failure of any Electronic Systems, including, but not limited to, corruption of data, and Franchisee hereby waives any right to or claim of any exemplary, incidental, indirect, special, consequential, or other similar damages (including without limitation, loss of profits) in connection with the use or failure of Electronic Systems, even if Franchisor has been advised of the possibility of same. Franchisor shall use reasonable efforts, to the extent legally permissible, to pass through to Franchisee any warranties or other similar protections provided to Franchisor by Franchisor’s vendors with respect to Electronic Systems. Otherwise, except as expressly set forth in this Agreement, Franchisor provides the Electronic Systems AS IS and without warranties of any kind, express or implied, including the implied warranties of merchantability or fitness for a particular purpose.

IX. ADVERTISING AND MARKETING

A. Franchisee shall be responsible at its own expense for providing local advertising, marketing, promotional and public relations programs and activities for the Hotel, all in accordance with the Manual or otherwise approved in writing by Franchisor. All advertising by Franchisee in any medium shall be conducted in a dignified manner and shall conform to such standards and requirements as Franchisor may prescribe. Franchisee shall submit to Franchisor (through the mail, return receipt requested), for its prior approval, samples of all advertising and promotional plans and materials and public relations programs that Franchisee desires to use. including, without limitation, any materials in digital, electronic, or computerized form, or in any form of media now or hereafter developed (e.g., materials to be made available through a computer or telecommunications network such as the Internet), that have not been either provided or previously approved by Franchisor. Any advertising, marketing or sales concepts, programs or materials proposed or developed by Franchisee for its Hotel and approved by Franchisor may be used by other System hotels without any compensation to Franchisee.

B. Recognizing the value of marketing and advertising to all System hotels. Franchisee agrees that Franchisor or its designee shall administer a marketing fund (“Fund”) for the System as follows:

1. The Fund shall be used on behalf of the System for advertising and marketing, including, without limitation, any and all costs associated with developing, preparing, producing, directing, administering, conducting, maintaining and disseminating advertising, marketing, promotional and public relations materials, programs, campaigns, sales and marketing seminars and training programs and activities of every kind and nature, through media now existing or hereafter developed, including producing and disseminating a Courtyard by Marriott Directory, conducting marketing research and administering and maintaining guest programs (except for complimentary guest services to be provided by the Hotel pursuant to Paragraph VI.E. hereof), customer surveys and guest satisfaction audits, advertising/public relations agency fees and expenses, production and media costs, and administering and maintaining any part of frequent traveler programs. All sums paid by Franchisee, other Courtyard by Marriott franchisees and Franchisor to the Fund, plus any interest or other income earned from such contributions, shall be maintained in a separate account from the other funds of Franchisor and shall be used to defray any of Franchisor’s reasonable administrative costs and overhead Franchisor incurs in directing and administering the Fund including, without limitation, the cost of collecting and accounting for the Fund. The Franchisor has the right to make loans to the Fund, and is entitled to receive interest on those loans. The actual advertising and marketing program activities that will be supported by the Fund may change and shall be determined by Franchisor.

2. Franchisor or its designee shall direct all advertising, promotional and public relations programs using Franchisor’s Reasonable Business Judgment over the concepts, materials and media used in such programs and activities and the placement and allocation thereof. Franchisee acknowledges that, with respect to advertising, the Fund is intended to maximize general public recognition, acceptance and use of the System and that Franchisor and its designees undertake no obligation in administering the Fund to make expenditures that are equivalent or proportionate to Franchisee’s contribution, or to ensure that any particular franchisee benefits directly or pro rata from expenditures by the Fund.

3. The parties anticipate that all contributions to the Fund shall be expended during the taxable year within which the contributions are made.

4. The Fund is not an asset of Franchisor. An accounting of the operation of the Fund shall be prepared annually and shall be available to Franchisee.

5. Franchisor reserves the right to terminate the Fund and establish other methods for advertising and marketing the System in Franchisor’s Reasonable Business Judgment. The Fund shall not be terminated, however, until all monies in the Fund have been expended for the purposes described in this Paragraph IX.B.

6. When collateral materials are produced, all hotels in the System will receive an equitable portion of the materials. Should the Hotel require an additional amount of any collateral material, the Hotel shall pay for the costs of such additional material.

C. In connection with the initial opening of the Hotel for business, Franchisee shall conduct an advertising and marketing campaign as prescribed by Franchisor or as otherwise agreed upon by Franchisee and Franchisor.

D. Franchisee agrees to the listing of the Hotel in the Courtyard by Marriott Directory for so long as one is produced by Franchisor, and Franchisee shall furnish to Franchisor such information as Franchisor may request for that purpose. Franchisee shall, as set forth in Paragraph IX.F. determine the rates for the Hotel that appear in the Directory. Franchisor shall have no liability for the failure of any hotel to honor any Directory rates. Franchisee agrees to not charge higher rates than those that Franchisee causes to be published in the Directory and to comply with such requirements with respect to the Directory as may be specified in the Manual.

E. Franchisor may establish and coordinate cooperative advertising, marketing and sales programs, customer satisfaction programs, frequent traveler programs, travel agency programs and other programs or activities among System hotels (including the Hotel). These programs or activities may be on a local, regional or national basis or based on the market orientation of System hotels, and they may include participation by other lodging products of the Marriott Companies. Franchisee shall participate in such programs and activities as Franchisor may prescribe, and such programs and activities may (at Franchisor’s option) be paid for partially or wholly by the Fund or outside the Fund on a pro rata or other fair and consistent basis by the participants.

F. Franchisee is responsible for setting its own prices and rates, although Franchisor may prohibit certain types of charges or billing practices that Franchisor determines are misleading or otherwise detrimental to the System, such as incremental fees for services that guests would normally expect to be included in the room charge, or require that Franchisee price consistently in various distribution channels. Franchisor may recommend or suggest prices or rates for the products and services offered by Franchisee, including in connection with Franchisee’s participation in various sales or revenue management programs, account management programs, and/or other consulting services or promotions offered by Franchisor and its Affiliates. Franchisor’s recommendations or suggestions concerning prices or rates are not mandatory. Franchisee is ultimately responsible for determining the prices or rates at which it offers its goods and services, and Franchisor’s recommendations and suggestions shall not be deemed a representation or warranty by Franchisor that the use of such suggested or recommended prices or rates will produce, increase or optimize Franchisee’s profits. Franchisee shall honor any price to which it commits in connection with its participation in programs or promotions.

X. PROPRIETARY MARKS AND INTELLECTUAL PROPERTY

A. Franchisor represents with respect to the Proprietary Marks that:

1. Franchisor is the owner of all right, title, and interest in and to the Proprietary Marks or has a license to grant Franchisee’s use thereof:

2. Franchisor will take all steps reasonably necessary to preserve and protect the ownership and validity of such Proprietary Marks; and

3. Franchisor will use reasonable efforts to assure that all System franchisees use the Proprietary Marks only in accordance with the System and standards and specifications attendant thereto.

B. With respect to Franchisee’s use of the Intellectual Property (as herein below defined) pursuant to this Agreement:

1. Franchisee shall use the Intellectual Property only in the manner authorized and permitted by Franchisor;

2. Franchisee shall use the Intellectual Property only for the operation of the Hotel franchised hereunder at the Approved Location;

3. During the term of this Agreement, Franchisee shall identify itself as the owner of the Hotel in conjunction with any use of the Proprietary Marks, including, but not limited to, invoices, order forms, receipts, business cards and contracts, as well as in a notice of such content and form and at such conspicuous locations at the Hotel as Franchisor shall designate in the Manual;

4. Franchisee’s right to use the Intellectual Property is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Franchisor’s rights;

5. Franchisee shall not use the Intellectual Property to incur any obligation or indebtedness on behalf of Franchisor;

6. Franchisee shall not use the names “Courtyard,” “Courtyard by Marriott” or “Marriott” (or any of the Proprietary Marks or marks or names that are in Franchisor’s sole opinion similar thereto) as part of its corporate or legal name or in connection with any other business activity or venture (other than the Hotel), or apply for trademark or service mark registration or domain name registration of any Proprietary Mark, any variation thereof or any mark similar to any Proprietary Mark in the United States or any other jurisdiction;

7. Franchisee shall comply with Franchisor’s instructions in filing and maintaining any required trade name or fictitious name registrations and shall execute any documents deemed necessary by Franchisor to protect the Proprietary Marks or maintain their validity and enforceability (Franchisor shall pay any required filing or similar governmental fee incurred by Franchisee resulting from its compliance with Franchisor’s instructions pursuant to this sub-paragraph); and

8. In the event that litigation involving the Proprietary Marks is instituted or threatened against Franchisee, Franchisee shall promptly notify Franchisor in writing and shall cooperate fully in defending or settling such litigation; Franchisor shall take actions in its Reasonable Business Judgment necessary to defend or settle such litigation and shall indemnify and hold Franchisee harmless against any and all claims that Franchisee’s use of the Proprietary Marks, in accordance with the terms of this Agreement, infringes upon the rights of any other party, as well as the costs, including reasonable attorneys’ fees, of defending against such claims.

C. Franchisee understands and acknowledges that:

1. Franchisor is the owner (or licensee as set forth above at Paragraph X.A.I.) of all right, title, and interest in and to the Intellectual Property and the goodwill associated therewith and symbolized by the Proprietary Marks;

2. the Proprietary Marks are valid and serve to identify the System and those who are franchised under the System;

3. any and all Intellectual Property is subject to change, addition and deletion, and if any such action is taken by Franchisor, Franchisee shall bear the cost of conforming the Hotel and the Franchised Business to any such change, addition or deletion;

4. Franchisee shall not directly or indirectly contest the validity of the ownership of the Intellectual Property;

5. Franchisee’s use of the Intellectual Property and the System pursuant to this Agreement, including without limitation, any addition or modification to the System proposed by Franchisee and adopted by Franchisor, shall not give Franchisee any ownership interest or other interest in or to the Intellectual Property or the System, except the nonexclusive license granted herein;

6. any and all goodwill arising from Franchisee’s use of the Intellectual Property and the System shall inure solely and exclusively to Franchisor’s benefit, and upon expiration or termination of this Agreement and the franchise granted herein, no monetary amount shall be assigned as attributable to any goodwill associated with Franchisee’s use of the System or the Intellectual Property;

7. the right and license of the Intellectual Property granted hereunder to Franchisee is nonexclusive, and Franchisor thus may itself use and grant licenses to others to use the Intellectual Property; and establish, develop, and license other systems that use the Intellectual Property and the System without offering or providing Franchisee any rights in to, or under such other systems; and

8. the Intellectual Property will be used for marketing of Franchisor’s and its Affiliates’ lodging products and business operations only and will not be used in any combined sales or marketing activities by Franchisee with any other products, concepts, brands, or services without the prior written approval of Franchisor, which approval may be granted or withheld in Franchisor’s sole discretion: any such unapproved combined sales and marketing effort by Franchisee will constitute a default under this Agreement.

D. “Intellectual Property” means: (i) all Software, including the data and information processed or stored thereby; (ii) the Manual and all brochures, directives and other information issued by or on behalf of Franchisor for use in the operation of the Hotel or any other hotel in the System; (iii) customer information, customer lists and Guest Profile Data (as defined below); (iv) all Proprietary Marks: and (v) all Confidential Information, and all other information, materials, and copyrightable or patentable subject matter developed, acquired, licensed or used by Franchisor or any of its partners or Affiliates in the operation of the Hotel or in any other hotel in the System. The foregoing shall apply regardless of the form or medium involved (e.g., paper, electronic, tape, tangible or intangible). “Guest Profile Data” means each personal guest profile and information regarding guest preferences, including, without limitation, any information derived from or contained in any frequent traveler program.

XI. SYSTEM STANDARDS MANUAL

A. Franchisor has provided to, or made available to, Franchisee Franchisor’s compilation (the “Manual”) of operating rules, procedures and standard operating procedures, systems, guides, requirements, standards, specifications and controls for hotels in the System (the “Standards”). The Manual may be in hard paper copy or it may be made available to Franchisee in digital, electronic or computerized form or in some other form now existing or hereafter developed that would allow Franchisee to view the contents thereof. If the Manual (or any changes thereto) is provided in a form other than paper copy. Franchisee shall pay any and all costs to retrieve, review, use or access the Manual. Franchisee shall conduct the Franchised Business in strict compliance with the Manual as it may be modified by Franchisor. The provisions of the Manual shall be consistently applied by Franchisor to all hotels in the System; provided, however, if the market area or the physical peculiarities of a hotel in the System warrant, in the Reasonable Business Judgment of Franchisor, a deviation from such provisions, then in such event Franchisor may allow such deviation.

B. Franchisee shall at all times treat the Manual, all revisions thereto, and any other manuals created for or approved for use in the operation of the Hotel, and the information contained therein as confidential, and shall use all reasonable efforts to maintain such information as confidential. Franchisee shall not at any time, without Franchisor’s prior written consent, copy, duplicate, record or otherwise reproduce the foregoing materials, in whole or in part, or otherwise make the same available to any unauthorized person.

C. The Manual shall at all times remain the sole property of Franchisor.

D. Franchisor may in its sole discretion revise in any way whatsoever the contents of said Manual. Franchisor shall provide to Franchisee a copy of all revisions and additions to the Manual, and Franchisee expressly agrees to comply with each new or changed standard. At Franchisor’s sole option, such versions and additions may be provided via hard paper copy or made available to Franchisee in digital, electronic or computerized form or in some other form now existing or hereafter developed that would allow Franchisee to view the contents thereof.

E. Franchisee shall at all times ensure that Franchisee’s copy of said Manual is kept current and up-to-date, and in the event of any dispute as to the contents of said Manual, the terms of the Manual then being provided to, or made available to, new franchisees shall be controlling. Franchisee shall maintain the Manual in a safe and secure location, shall take all reasonable measures to prevent unauthorized access thereto, whether any attempted unauthorized access takes the form of physical access or access via computer or telecommunications networks or otherwise and shall report the theft or loss of the Manual, or any portion thereof, immediately to Franchisor. At a minimum, Franchisee shall, in the case of computer and telecommunications networks, use the latest available firewall and similar technology to prevent unauthorized access.

XII. CONFIDENTIAL INFORMATION

Franchisee shall not, during the term of this Agreement or thereafter, without Franchisor’s prior written consent, which consent may be granted or withheld in Franchisor’s sole discretion, copy, duplicate, record, reproduce, in whole or in part, or otherwise transmit or make available to any unauthorized person any of the following information (collectively, “Confidential Information”): the Manual, any other manuals or documents created for or approved for use in the System or in the design, construction or operation of the Hotel, any Software and Guest Profile Data and accompanying documentation developed for the System or elements thereof, or any other confidential information, knowledge, trade secrets, business information or know-how obtained through the use of any part of the System or concerning the System or the operation of the Hotel, which may be communicated or provided to Franchisee, or of which Franchisee may be apprised, by virtue of Franchisee’s operation of the Hotel under this Agreement or its access to the System. Franchisee may divulge such Confidential Information only to such of Franchisee’s employees or agents as must have access to it in order to operate the Hotel, provided such employees or agents are apprised of the confidential nature of such information prior to it being divulged and are bound by confidentiality obligations substantially similar to those set forth herein; all other persons shall be deemed “unauthorized” for purposes of this Agreement. Franchisee shall be liable to Franchisor for any breaches of the confidentiality obligations in this Section XII. by its employees and agents: provided, however, although Franchisor reserves its rights to pursue all rights and remedies against such agents, and to pursue its rights and remedies against Franchisee for any breaches by such agents for injunctive relief or damages. Franchisor, however, will not terminate this Agreement for the first breach of this provision by such agents of Franchisee if Franchisee is otherwise complying herewith. Franchisee shall maintain the Confidential Information in a safe and secure location and shall immediately report to Franchisor the theft or loss of all or any part of the Confidential Information. The contents of the Manual, all Software, and all other information, knowledge, know-how or other data that Franchisor designates as confidential shall be deemed confidential for purposes of this Agreement. Franchisor shall not disclose such financial information related to Franchisee (as opposed to the Hotel) that Franchisee designates as confidential at the time Franchisee provides it to Franchisor (“Franchisee Confidential Financial Information”) to any unauthorized third party without the consent of Franchisee if such information is not already in the public domain at the time Franchisee delivers it to Franchisor or at such later date of disclosure. Franchisor shall have the right to use and disclose any information concerning the operating results of the Hotel, such as average daily rate, occupancy, RevPAR, or such other information that is entered into the Franchisor’s PMS, reservations and other systems without first obtaining the consent of Franchisee.

XIII. ACCOUNTING AND RECORDS

A. Beginning on the Effective Date and throughout the remainder of the term of this Agreement, Franchisee shall maintain and preserve, for at least five (5) years from the dates of their preparation, full, complete and accurate books, records and accounts in accordance with generally accepted accounting principles consistently applied and in the form and manner prescribed in the Manual or otherwise in writing. Franchisee’s obligation to preserve such books, records and accounts shall survive the termination hereof.

B. Franchisee shall, at Franchisee’s expense, submit to Franchisor by the fifteenth (15th) day of each Accounting Period after the Effective Date, including the first partial Accounting Period if the Effective Date is on other than the first day of an Accounting Period, a statement covering the immediately preceding Accounting Period in the form prescribed by Franchisor, accurately reflecting all gross room revenues, the source and amounts of all other revenues generated at the Hotel, room occupancy and rates, reservations data, and such other data or information as Franchisor may require. Additionally, Franchisor’s property management system may poll the Hotel’s room revenue results daily.

C. Upon the request of Franchisor, Franchisee shall, at Franchisee’s expense, submit to Franchisor an unaudited quarterly and/or annual profit and loss statement for the Hotel (in the form prescribed by Franchisor) and a balance sheet within thirty (30) days of the end of each fiscal quarter and/or fiscal year during the term hereof. Each statement shall be signed by Franchisee attesting that it is true and correct.

D. Franchisee shall, at its expense, submit to Franchisor, for review and audit, such other forms, periodic and other reports, records, information and data relating to Franchisee, the Hotel and the Hotel’s marketing, sales and guests as Franchisor may reasonably designate, in the form and at the times and places reasonably required by Franchisor, upon request and as specified in the Manual or otherwise in writing. Franchisor shall have the right to access the Hotel’s PMS and reservations system directly to obtain marketing, sales and guest information, and Franchisee shall take all actions necessary to provide such access.

E. Franchisor or its designated agent shall have the right at all reasonable times, and upon reasonable notice to Franchisee, to examine and copy, at its expense, all books, records, accounts and tax returns of Franchisee related to the operation of the Hotel during the preceding five (5) years. Franchisor also shall have the right, at any time, and upon reasonable notice to Franchisee, to have an independent audit made of these books, accounts and records of Franchisee related to the operation of the Hotel. Franchisee shall provide lodging, if available, without charge to Franchisor’s agents during the time as may reasonably be necessary to complete such audits and to render such other assistance as may reasonably be requested. If an inspection should reveal that payments have been understated in any report to Franchisor, Franchisee shall immediately pay to Franchisor upon demand, the amount understated plus interest from the date such amount was due until paid. The rate of interest shall be one and one-half percent (1 1/2%) per Accounting Period or the maximum rate permitted by law, whichever is less, from the date such amount was due. If an inspection discloses an understatement of three percent (3%) or more for the period being inspected. Franchisee shall, in addition, reimburse Franchisor for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accounting and attorneys’ fees). The foregoing remedies shall be in addition to any other remedies Franchisor may have. If an inspection should reveal that Franchisee has made overpayments to Franchisor, the amount of any such overpayment, without interest, shall be credited against future payments due and payable to Franchisor by Franchisee hereunder.

F. Upon the request of Franchisor: (i) Franchisee, if a natural person or persons, shall submit to Franchisor a list of all owners of this franchise and the interest held by each; (ii) Franchisee, if a partnership, shall submit to Franchisor a list of all partners and the interest in Franchisee held by each; (iii) Franchisee, if a corporation, shall submit to Franchisor a list of all shareholders and the interest in Franchisee held by each; provided, however if Franchisee’s shares are publicly held, the list of shareholders required shall include only those who own five percent (5%) or more of the shares outstanding; or (iv) Franchisee, if a limited liability company, shall submit to Franchisor a list of all members of the limited liability company and the interest in Franchisee held by each.

XIV. INSURANCE

A. Franchisee, at its expense, shall at all times during the term of this Agreement procure and maintain such insurance as may be required by the terms of any lease or mortgage on the premises where the Hotel is located, and in any event no less than the following:

1. Property Insurance

a. Property insurance (or builder’s risk insurance during any period of construction) on the Hotel building(s) and contents against loss or damage by fire, lightning, windstorm, and all other risks covered by the usual all-risk policy form, all in an amount not less than ninety percent (90%) of the full replacement cost thereof and a waiver of co-insurance and agreed amount endorsement. Said policy shall also include coverage for landscape improvements and law and ordinance coverage in reasonable amounts.

b. Boiler and machinery insurance against loss or damage caused by machinery breakdown or explosion of boilers or pressure vessels to the extent applicable to the Hotel.

c. Business interruption insurance covering at least twelve (12) months’ loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in a. and b. immediately above. Such business interruption insurance shall name Franchisor as an additional insured as its interest may appear.

d. If the Hotel is located in whole or in part within an area identified by the federal government as having a special flood hazard, flood insurance in an amount not less than the maximum coverage available under the National Flood Insurance Program and excess flood coverage with reasonable limits including business interruption coverage in an amount not less than that set forth in Paragraph XIV.A.l.c. above.

e. If the Hotel is located in an “earthquake prone zone” as determined by the U.S. Geological Survey, earthquake insurance in an amount not less than the probable maximum loss less any applicable deductibles, including business interruption coverage in an amount not less than that set forth in Paragraph XIV.A.l.c. above, all as determined by a recognized earthquake engineering firm.

2. Workers’ Compensation insurance in statutory amounts on all employees of the Hotel and Employer’s Liability Insurance in amounts not less than $1,000,000 per accident/disease.

3. Comprehensive or Commercial General Liability Insurance for any claims or losses arising or resulting from or pertaining to the Hotel or its operation, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage. If the general liability coverages contain a general aggregate limit, such limit shall be not less than $2,000,000, and it shall apply in total to this Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and shall include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any renovations, upgrading and/or remodeling.

4. Liquor Liability (applicable when the Franchisee distributes, sells, serves, or furnishes alcoholic beverages) for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence.

5. Business Auto Liability including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence.

6. Umbrella Excess Liability on a following form in amounts not less than $24,000,000 if the Hotel is four or five stories in height above ground or $14,000,000 if the Hotel is three stories or less in height in excess of the liability insurance required under Paragraphs XTV.A.2. through 5. immediately above. Such coverage shall apply in total to the Hotel only by specific endorsement. Franchisor shall have the right to require Franchisee to increase the amount of coverage if the number of floors of the Hotel above ground is greater than five or if, in Franchisor’s Reasonable Business Judgment, such an increase is warranted.

7. Fidelity insurance coverage or a fidelity bond in an amount not less than $250,000 per occurrence.

8. Such other insurance as may be customarily carried by other hotel operators on hotels similar to the Hotel.

B. The following general insurance requirements will be satisfied by Franchisee.

1. All insurance under Paragraph XIV.A.3. through 7. shall by endorsement specifically name as unrestricted additional insureds Franchisor, any Affiliate of Franchisor designated by Franchisor, and their employees and agents.

2. Any deductibles or self-insured retentions maintained by Franchisee (excluding deductibles for high hazard risks in high hazard geological zones, such as earthquake and windstorm, which shall be as required by the insurance carrier) shall not exceed $25,000, or such higher amount as may be approved in writing in advance by Franchisor.

3. All insurance purchased in compliance herewith shall be placed with insurance companies reasonably acceptable to Franchisor and licensed, authorized or registered to do business in the state where the Hotel is located. Such licensing requirement shall not apply to those insurers providing Umbrella Excess Liability above $5,000,000 under Paragraph XIV.A.6.

4. All insurance required hereunder shall be specifically endorsed to provide that the coverages will be primary and that any insurance carried by any additional insured shall be excess and non-contributory.

5. All insurance required hereunder shall contain an endorsement whereby the policies shall not be canceled, non-renewed, or materially changed without at least thirty (30) days prior notice to Franchisor.

6. All insurance required hereunder may be effected under policies of blanket insurance that cover other properties of Franchisee and its Affiliates so long as such blanket insurance fulfills the requirements herein.

7. Franchisee shall deliver to Franchisor (Attention: Insurance Department), a certificate of insurance (or certified copy of such insurance policy if requested by Franchisor) evidencing the coverages required herein and setting forth deductibles and the amount thereof, if any. Renewal certificates of insurance (or certified copies of such insurance policy if requested by Franchisor) shall be delivered to Franchisor not less than ten (10) days prior to their respective inception dates.

8. Franchisee’s obligation to maintain the insurance hereunder shall not relieve Franchisee of its obligations under Section XXI.

9. All insurance shall be satisfactory to Franchisor in accordance with standards and specifications set forth in the Manual or otherwise in writing. Should Franchisee for any reason fail to procure or maintain the insurance required by this Agreement, as revised for all franchisees by the Manual or otherwise in writing, Franchisor shall have the right and authority (without however any obligation to do so) to immediately procure such insurance and to charge the cost thereof to Franchisee, which charges, together with a reasonable fee for Franchisor’s expenses in so acting, shall be payable by Franchisee immediately upon demand.

XV. TRANSFERABILITY OF INTEREST

A. Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchisee, and that Franchisor has granted this franchise in reliance on the business skill, financial capacity, and character of Franchisee and its general partners, controlling shareholders or controlling individuals. Franchisee shall retain leasehold ownership of the Hotel except as may be otherwise approved by Franchisor in writing. Accordingly, neither Franchisee nor any immediate or remote successor to any part of Franchisee’s interest in this franchise, or any individual, partnership, corporation, or other legal entity that directly or indirectly owns or controls any interest (other than interests of limited partners) in this franchise or in Franchisee, shall sell, assign (collaterally or otherwise), transfer, convey, mortgage, grant a security interest or otherwise encumber (each, a “Transfer”) any direct or indirect interest in this franchise (including any ownership interest in Franchisee or any controlling (greater than 15%) interest in any entity that controls Franchisee, but excluding interests of limited partners, if any), and no Transfer of this Agreement, the Franchised Business, or a substantial portion of the assets (including building and real estate) of the Franchised Business shall occur without the prior written consent of Franchisor. Except as otherwise provided in this Section XV and Section XVI, any Transfer addressed in the immediately preceding sentence, by operation of law. sale of stock or otherwise, not having the prior written consent of Franchisor will be a material default under this Agreement giving Franchisor the right to terminate this Agreement pursuant to Paragraph XVII.B.4. and seek injunctive relief as well as monetary damages. Notwithstanding anything to the contrary in this Agreement, Franchisor shall have the right to withhold its consent to any Transfer of any interest in this Agreement, Franchisee or any entity that controls Franchisee if Franchisee is in default hereunder.

B. Except as prohibited under Paragraph XX.F., Franchisor shall not require approval of the Transfer of all or any part of the assets of the Franchised Business (excluding this franchise, this Agreement, and any stock, partnership or other interests in Franchisee) to banks or other lending institutions that are not a Competitor (as defined herein) or an Affiliate of a Competitor for purposes of any refinancing or as collateral securing a loan made directly to or for the benefit of the Franchised Business.

C. Subject to Paragraph XV.D, Franchisor shall not unreasonably withhold its consent to a Transfer of any interest in this franchise. Franchisee, this Agreement, the Franchised Business, or in a substantial portion of the assets (including building and real estate) of the Franchised Business: provided, however, if a Transfer, alone or together with other previous, simultaneous or proposed Transfers, would result in the Transfer of a controlling interest (as reasonably determined by Franchisor) in this franchise, Franchisee, the entity that controls Franchisee, this Agreement, or the Franchised Business, or substantially all of the assets (including building and real estate) of the Franchised Business. Franchisor may, in its sole discretion, require any or all of the following as a condition of its approval:

1. Franchisee shall satisfy all of Franchisee’s accrued monetary obligations to Franchisor, its subsidiaries and Affiliates, and shall execute a general release in a form prescribed by Franchisor of any and all claims against Franchisor, its subsidiaries, Affiliates, and their respective officers, directors, agents and employees;

2. Franchisee shall provide Franchisor with a true and complete copy of the purchase and sale agreement or similar document covering the transaction;

3. the proposed transferee shall submit to Franchisor an application, in the form prescribed by Franchisor, for a new franchise agreement to replace this Agreement for its unexpired term, and shall pay to Franchisor a transfer fee (which fee shall be refunded, less Ten Thousand Dollars ($10,000) to cover Franchisor’s cost of processing the application, in the event the application is disapproved). The amount of the transfer fee shall be equal to the amount of the application fee then being charged by Franchisor per room for System franchises for new development multiplied by the number of rooms in the Hotel or the minimum amount per hotel then being charged by Franchisor for System franchises for new development, whichever amount is greater. In the event that the Transfer involves multiple hotels, must be completed within a short timeframe, or involves other complications such that Franchisor determines in its Reasonable Business Judgment that it is necessary to obtain outside counsel to complete the Transfer. Franchisor shall have the right to require Franchisee to pay its outside counsel fees in connection with such Transfer. If, prior to the submission of an application, Franchisee desires Franchisor to review the Hotel to determine the renovations necessary to bring the Hotel into good repair and to conform the Hotel to Franchisor’s then current standards to transfer. Franchisor may charge its then current Property Improvement Plan (“PIP”) fee (currently, Five Thousand Dollars ($5,000)) to cover Franchisor’s costs associated with such PIP and consent review under this Paragraph XV.C. If Franchisor enters into a new franchise agreement with the transferee for this Hotel within six (6) months after the PIP and a full transfer fee has been paid to Franchisor in connection therewith, the PIP fee paid to Franchisor will be refunded or credited against other amounts due from Franchisee to Franchisor at the time of the Transfer. Franchisor also shall have the right to charge Franchisee its costs to inspect the Hotel to evaluate compliance with Franchisor’s Fire Protection and Life Safety standards at the time of such Transfer. Franchisor reserves the right to reject an application for a Transfer if (i) Franchisor, in its Reasonable Business Judgment, deems the transferee’s proposed debt service to be too great to permit the transferee to successfully operate the Hotel under the System or (ii) the proposed transferee or any of its affiliated entities (other than those holding interests as limited partners only) is a Competitor (as defined in Paragraph XV.D.). In all events, the transferee will be required to certify in writing that (a) Franchisor did not endorse, recommend or concur with the terms of the Transfer, (b) Franchisor did not comment upon any financial projections submitted by Franchisee to the transferee, or (c) Franchisor did not participate in the decision of the price to be paid, which decision was made without any intervention, support or participation by Franchisor;

4. transferee shall demonstrate to Franchisor, in its sole discretion, that the transferee and its shareholders or general partners, as appropriate, meet Franchisor’s managerial and business standards and have the aptitude and ability to conduct the Franchised Business (as may be evidenced by prior related business experience or otherwise): possess good moral character, business reputation and credit rating: and have adequate financial resources and capital to operate the Franchised Business;

5. Franchisor and the transferee will, upon approval of transferee’s application, enter into a new franchise agreement for the unexpired term of this Agreement, which shall require transferee to upgrade the Hotel to conform to Franchisor’s then-current System standards and requirements, and which new franchise agreement shall contain the standard terms (except for duration) then being issued for new franchised hotels under the System;

6. transferee’s General Manager, Department Managers, Sales Manager and Reservation Manager shall, prior to assuming management of the Hotel, successfully (as defined by Franchisor) complete the management training program then being offered by Franchisor; and

7. if transferee is a real estate investment trust or form of publicly-held entity, or if the Hotel will be operated by a third-party management company, Franchisor may, in its Reasonable Business Judgment, require transferee to establish and maintain a reserve to support the cost of future repairs and replacements of furniture, furnishings and equipment at the Hotel; transferee shall deposit into such reserve each month throughout the term of the new franchise agreement (or through the then unexpired term of this Agreement) an amount equal to five percent (5%) of gross revenues or such other amount as determined by Franchisor in its Reasonable Business Judgment.

D. Notwithstanding anything to the contrary in this Agreement, no Transfer of the Hotel, an interest in the Hotel, an interest in Franchisee or an interest in an entity that controls Franchisee shall be made to any person or entity that owns, has an interest in, or is an affiliate, principal or director of a person or entity that owns or has an interest in a hotel brand, trade name, trademark, system or chain (a “Brand”) that is comprised of at least (i) twenty (20) full-service or (ii) fifty (50) limited-service hotels (a “Competitor”). For the purposes of defining “Competitor” herein, “full-service” hotels are those hotels that typically offer at least three (3) meals per day and have an average of three thousand (3,000) square feet or more of meeting space per hotel in the hotel Brand, and “limited-service” hotels are all hotels that are not “full-service” hotels. A person or entity shall not be deemed to be a Competitor if such person or entity has an interest in such a Brand merely as a franchisee or as a mere passive investor that has no control or influence over the business decisions concerning the Brand at issue, such as limited partners in a partnership or as a non-controlling mere stockholder in a corporation. If there is a proposed Transfer to a Competitor of the Hotel, Franchisee’s interest in this Agreement. Franchisee or an affiliate of Franchisee, or an interest in either Franchisee or such affiliate, and Franchisee or any such affiliate (or such Competitor, as the case may be) wishes to accept such offer, Franchisee shall give notice thereof to Franchisor, stating the full name and identity of the prospective purchaser or tenant, as the case may be, including the names and addresses of the owners of the capital stock, partnership interests or other proprietary interests of such prospective purchaser or tenant, the price or rental and all terms and conditions of such proposed transaction, together with all other information with respect thereto that is requested by Franchisor and reasonably available to Franchisee. Within thirty days after receipt by Franchisor of such notice from Franchisee, Franchisor shall elect by notice to Franchisee one of the immediately following four alternatives:

1. If the proposed Transfer is a sale or lease of the Hotel for cash consideration, Franchisor (or its designee) shall have the right to purchase or lease the Hotel premises and related property at the same price or rental and upon the same terms and conditions (other than any terms relating to the Brand of the Hotel) as those set forth in such offer from (or to) a Competitor. In such event, Franchisee and Franchisor (or its designee) shall promptly enter into an agreement for sale or lease at the price or rental and on terms consistent with such offer.

2. If the proposed Transfer is a purchase or lease of all or a portion of the ownership interests or assets (which includes the Hotel) of Franchisee or any Affiliate of Franchisee, or a merger with or into Franchisee or any such Affiliate, or the acquisition of Franchisee’s interest in this Agreement, or any sale or lease of the Hotel involving non-cash consideration, or other form of Transfer, Franchisor (or its designee) shall have the right to purchase or lease the Hotel premises and related property at the purchase or lease price pursuant to terms and consistent with such offer (other than the non-cash nature of the consideration and any provision relating to the Brand of the Hotel) as agreed to by the parties. If the parties are unable to agree as to a purchase or lease price and terms within fifteen (15) days of Franchisor’s election, the purchase or lease price of the Hotel premises and related property shall be determined in the manner provided below. Within thirty (30) days after the expiration of such fifteen (15) day period. Franchisor and Franchisee shall each obtain, at its own expense, an appraisal of the fair market value of the Hotel from a nationally recognized appraiser of hotel properties comparable to the Hotel. In determining the fair market value, the appraisers shall be instructed to assume that the Hotel is not subject to a management agreement but is subject to the existing Franchise Agreement. If, after receiving the appraisals, the parties agree on the fair market value of the Hotel, such agreed fair market value shall constitute the purchase or lease price hereunder. If, after receiving such appraisals, the parties are not able within ten (10) days to agree on such fair market value, the purchase or lease price shall be determined by “baseball arbitration” in Washington, D.C. in accordance with the Arbitration Rules for the Real Estate Industry of the American Arbitration Association then in effect (“AAA Rules”) as modified by this Agreement. The parties shall jointly select a third party to act as the sole arbitrator (the “Arbitrator”) to determine the fair market value of the Hotel, and such Arbitrator shall be a person having at least ten (10) years’ recent professional experience as to the subject matter in question and shall be qualified to act as an Arbitrator in accordance with the AAA Rules. If the parties do not agree on an Arbitrator with such qualifications within fifteen (15) days after the expiration of such ten (10) day period referred to above, the Arbitrator shall be appointed by the American Arbitration Association in Washington, D.C. in accordance with the AAA Rules.

(i) The Arbitrator shall be instructed and obligated to decide, within thirty (30) days after appointment, whether the appraisal submitted by Franchisor or the appraisal submitted by Franchisee most accurately reflects the fair market value of the Hotel based upon the appraisals submitted and such information as is normally relied upon by an appraiser of hotels and real estate. Each party agrees to fully cooperate and provide all information requested by the Arbitrator related to the determination of fair market value hereunder.

(ii) The Arbitrator’s choice of appraisal shall be in writing, shall constitute the purchase price hereunder, and shall be final, conclusive and binding on the parties as an “award” under the AAA Rules, and may be enforced by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration. Franchisor (or its designee) shall have the right, at any time within thirty (30) days of being notified in writing of the decision of the Arbitrator as aforesaid, to either (a) purchase the Hotel premises and related property at the valuation fixed by the Arbitrator, or (b) terminate this Agreement pursuant to Paragraph XV.D.3.

3. To terminate this Agreement, in which event Franchisee shall be obligated to pay to Franchisor liquidated damages pursuant to a termination occurring with Special Circumstances as set forth at Paragraph XVIII.E.

4. To consent to such Transfer, which consent shall be on such terms and conditions as Franchisor may require, in its sole discretion.

Notwithstanding anything to the contrary set forth in this Paragraph XV.D. if a Competitor proposes to acquire all of the interests of an Affiliate of Franchisee, and such Affiliate does not, directly or indirectly, own, lease or operate any hotels operating under a trade name owned by a Marriott Company, then in such event, with respect to such Transfer, Franchisor shall not have any right of first refusal to purchase the Hotel or right to terminate this Agreement as provided above in this Paragraph XV.D.

This Paragraph XV.D. shall survive termination of this Agreement for any reason if, prior to such termination, any event specified in Paragraphs XV.D. XV.E. or XV.F. occurs, as a result of which Franchisor has exercised (or has the right to exercise) the right of first refusal provided herein. In addition, this Paragraph XV.D. shall survive termination of the Agreement in accordance with Paragraph XV.H.

E. If the Transfer to a Competitor is by foreclosure, judicial or legal process, such as execution and levy, or by any other means, Franchisor shall have the right to purchase the Hotel upon notice to Franchisee. If the parties are unable to agree as to a purchase price and terms within thirty days of Franchisor’s notice, the fair market value of the Hotel premises and related property shall be determined by arbitration pursuant to the procedure set forth in Paragraph XV.D.2. This provision shall survive the termination of this Agreement under Paragraph XVII.A in connection with the Competitor’s actions under this Paragraph XV.E.

F. If Franchisee or any of its Affiliates becomes a Competitor, Franchisee shall so notify Franchisor providing the data required pursuant to Paragraph XV.D., or if Franchisor otherwise determines that Franchisee or any of its Affiliates has become a Competitor, Franchisor shall so notify Franchisee and assert that Franchisor has the rights set forth above at Paragraph XV.D. Provided Franchisor has received sufficient pricing and other data to allow an informed decision. Franchisor shall make its election thereunder within thirty days of Franchisor’s receipt of such notice from Franchisee or within thirty days of Franchisor’s giving notice to Franchisee in which Franchisor asserts that Franchisee or any of its Affiliates has become a Competitor.

G. Franchisee acknowledges that Franchisor’s rights under Paragraphs XV.D., XV.E. and XV.F. are real estate rights in the Hotel. Franchisor is entitled to file a record of such interest in and among the appropriate real estate records of the jurisdiction in which the Hotel is located, and Franchisee shall cooperate as requested by Franchisor in such filing. Franchisee acknowledges and agrees that damages are not an adequate remedy in the event that Franchisee breaches its obligations under such Paragraphs XV.D., XV.E. or XV.F., and Franchisor shall be entitled to injunctive relief to prevent or remedy such breach, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond, in addition to such other relief to which it may be entitled in law and equity. Such recording shall indicate that Franchisor’s rights in real estate under Paragraphs XV.D., XV.E. and XV.F. shall be subordinate only to the interests of bona fide lenders who are not Competitors or Affiliates of Competitors and who record a security interest in the Hotel, provided that any such financing and security interests comply with the requirements of Paragraph XX.F. If

Franchisee Transfers the Hotel other than to a Competitor or if a controlling portion of the ownership interests of Franchisee or any entity that controls Franchisee is Transferred to an entity other than a Competitor and this Agreement is terminated, or if for any other reason Franchisor’s rights under Paragraphs XV.D., XV.E. and XV.F. terminate, at the request of Franchisee or the transferee. Franchisor shall execute and deliver an instrument in recordable form to terminate the record of its interest in and among the appropriate real estate records of the jurisdiction in which the Hotel is located.

H. Except for termination of this Agreement pursuant to Paragraph XV.D.3., Franchisee agrees that Franchisor’s rights under Paragraphs XV.D., XV.E. and XV.F. above shall survive early termination of this Agreement (as opposed to expiration of this Agreement as set forth in Section II) and shall bind Franchisee and its Affiliates, if;

1. prior to or within six months after termination of this Agreement, a proposed Transfer to a Competitor occurs with respect to the Hotel, Franchisee or an Affiliate of Franchisee, or an interest in either Franchisee or such Affiliate, and

2. either;

a. this Agreement is terminated pursuant to Paragraphs XVII.A., XVII.B.I. or 4., or pursuant to Paragraph XVII.C., or pursuant to Paragraph XVII.D. based upon Franchisee’s failure to pay any indebtedness to Franchisor or any Marriott Company when due and payable or a violation of Section X.; or

b. this Agreement is terminated pursuant to Paragraph XVII.A. below and an Affiliate, principal or director of Franchisee obtains possession of the Hotel, or such Affiliate, principal or director is the party filing the suit or seeking the execution or foreclosure referenced in Paragraph XVII.A.

In addition, Franchisor’s rights under Paragraphs XV.D., XV.E. and XV.F. shall survive any purported early termination of this Agreement (as opposed to expiration of this Agreement as set forth in Section II) by Franchisee, and shall bind Franchisee and its Affiliates, if prior to or within six months after such purported termination, a proposed Transfer to a Competitor occurs with respect to the Hotel, Franchisee or an Affiliate of Franchisee, or an interest in either Franchisee or such Affiliate.

I. Subject to Paragraph XV.D., in the event of the death or mental incompetency of Franchisee or any shareholder or partner of Franchisee, the interest of such person may be Transferred in accordance with and subject to the terms of Paragraph XV.C., provided that (i) any such Transfer shall be made within six (6) months of the date of death or mental incompetency and (ii) the obligations of Franchisee under this Agreement are satisfied pending the Transfer, including adequate provision for management of the Hotel.

J. Subject to Paragraph XV.D., provided the Franchisee has executed a guarantee substantially identical to the form of guarantee attached to this Agreement and provides to Franchisor documentation evidencing the Transfer by which the transferee expressly assumes the obligations of Franchisee under this Agreement, then in such event, the Franchisee will have the right to Transfer, without payment of the transfer fee, this Agreement to an entity controlled by Franchisee.

K. Subject to Paragraph XV.D., and subject to Franchisee’s giving prior notice to Franchisor, any individual holding an interest in Franchisee shall have the right to Transfer his/her interest in Franchisee or a portion thereof to a member of the immediate family of such individual or to an entity in which such individual and/or a member of his/her immediate family has and retains the controlling interest: provided, however, if the transferor is Transferring a controlling interest in Franchisee, then in such event, Franchisor shall have the right to require a guarantee, substantially identical to the form of guarantee attached to this Agreement, from any such transferor.

L. If Franchisee is neither a natural person nor a publicly held corporation, the stock of which is traded on a nationally recognized stock exchange (with no individual holding 5% or more of the outstanding stock), Franchisee represents that its equity is directly and (if applicable) indirectly owned as shown on Attachment A. This Section XV will be applied by looking through or disregarding direct, indirect and intervening ownership interests in Franchisee to the extent deemed appropriate by Franchisor in order to ascertain the ultimate beneficial ownership and/or control of Franchisee’s equity. Such ultimate or beneficial interests are referred to in this Section XV. as “equity interest.” The transfer, creation or elimination of an equity interest by operation of law, sale of stock or otherwise, unless specifically authorized herein, will be a material default under this Agreement giving Franchisor the right to terminate this Agreement pursuant to Paragraph XVII.B.4.

M. Franchisor shall have the right to Transfer this Agreement to any person or legal entity without prior notice to, or consent of, Franchisee, provided the transferee assumes Franchisor’s obligations to Franchisee under this Agreement. Franchisee hereby acknowledges and agrees that any such Transfer shall constitute a release and novation of Franchisor with respect to this Agreement.

N. Notwithstanding anything to the contrary in this Agreement, no Transfer shall be made to a Specially Designated National or Blocked Person (as herein defined below) or to an entity in which a Specially Designated National or Blocked Person has an interest.

XVI. SECURITY OFFERINGS

A. Publicly-traded securities in Franchisee or in any entity that directly or indirectly controls Franchisee or any direct or indirect interest in the Hotel previously registered under federal securities law may be Transferred without Franchisor’s consent if (i) the Transfer is exempt from registration under federal and state securities law, and (ii) the Transfer will not result in a Transfer of control (as reasonably determined by Franchisor) in Franchisee or any entity that directly or indirectly controls Franchisee. Any Transfer of securities in Franchisee or in any entity that directly or indirectly controls Franchisee or any direct or indirect interest in the Hotel that will result in a Transfer of control requires Franchisor’s prior written consent, which shall be conditioned upon satisfaction of the requirements of Paragraph XV.C.

B. In connection with any proposed public or private offering to potential investors of securities of Franchisee or any entity that directly or indirectly controls Franchisee or any direct or indirect interest in the Hotel. Franchisee shall:

1. submit to Franchisor for its review at least thirty (30) days before the earliest of the date on which any registration statement, solicitation, prospectus (preliminary or otherwise), private placement memorandum, offering circular, or similar documentation, including any amendments thereto (collectively, the “Prospectus”) is delivered to a potential investor or filed with the Securities and Exchange Commission or any other governmental authority responsible for the regulation of the sale of securities, a copy of the proposed Prospectus, all supporting and related materials and releases, together with a nonrefundable fee of $2,000 to reimburse Franchisor for its expense in performing the limited review of the proposed Prospectus in accordance with this Paragraph XVI:

2. fully, unconditionally, and in writing, indemnify and hold harmless Franchisor and its Affiliates in connection with the Prospectus, and the offering:

3. include in the Prospectus and all supporting and related materials and releases a disclaimer, in a form approved by Franchisor, that Franchisor and its Affiliates are not, in any way, participating in or endorsing the offering or solicitation described therein;

4. use any Proprietary Marks in the Prospectus and in any supporting or related materials only as approved by Franchisor in writing;

5. provide in the appropriate agreements and other documents related to the offering for establishment of a capital replacement reserve fund escrowing a percentage of gross room revenues, as reasonably determined by Franchisor, to assure Franchisee’s ability to continue to meet System standards and the periodic upgrade requirements set forth in the Franchise Agreement; and

6. refrain from filing, publishing, issuing or releasing the Prospectus or any supporting or related materials without having received the prior written approval of Franchisor.

C. If the indemnification provided for in Paragraph XVI.B.2 above shall for any reason be unavailable or insufficient to hold Franchisor and its affiliates harmless in respect of any claim, then Franchisee shall, in lieu of indemnifying Franchisor and its affiliates, contribute to the amount paid or payable by Franchisor and its affiliates as a result of any such claim, action, loss liability, cost, and expense of any kind, including reasonable attorneys’ fees, in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by Franchisor and its affiliates on the one hand and Franchisee and its affiliates on the other or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Franchisor and its affiliates on the one hand and Franchisee and its affiliates on the other with respect to any claim, or action in respect thereof, as well as any other relevant equitable considerations. Franchisee and Franchisor agree that it would not be just and equitable if contributions pursuant to this Paragraph XVI.C were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. Franchisee’s obligations under this Paragraph XVI.C shall survive the termination or expiration of this Agreement.

D. Franchisor’s review of the Prospectus or the information included therein will be conducted solely for the benefit of Franchisor to determine the accuracy and completeness of any description of Franchisor’s relations with Franchisee and compliance with the other requirements of this section and not to benefit or protect any other person, and its approval shall not constitute any kind of authorization, acceptance or agreement, endorsement or ratification of the offering or Prospectus, either express or implied. Franchisee agrees to make any and all changes to the Prospectus as Franchisor may request in its Reasonable Business Judgment in accordance with this Section XVI.

XVII. DEFAULT AND TERMINATION

A. Franchisee shall be deemed to be in material default under this Agreement, and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder without affording Franchisee any opportunity to cure the default, effective immediately upon Franchisee’s receipt or first refusal of delivery of notice by Franchisor, (i) if Franchisee shall become insolvent or make a general assignment for the benefit of creditors, or (ii) if a petition in bankruptcy is filed by Franchisee or such a petition is filed against and consented to by Franchisee, or (iii) if Franchisee is adjudicated bankrupt or (iv) if a bill in equity or other proceeding for the appointment of a receiver of Franchisee or other custodian for Franchisee’s business or assets is filed and consented to by Franchisee, or (v) if a receiver or other custodian (permanent or temporary) of Franchisee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction, or (vi) if proceedings for a compromise with creditors under any state or federal law is instituted by, against or consented to by Franchisee, or (vii) if a final judgment remains unsatisfied or of record for ninety (90) days or longer (unless supersedeas bond is filed), or (viii) if execution is levied against Franchisee’s Hotel or other real or personal property at the Hotel, or (ix) suit to foreclose any lien or mortgage against the Hotel or other real or personal property appurtenant thereto is initiated against Franchisee or (x) if the real or personal properly of Franchisee’s Hotel shall be sold after levied upon by any sheriff, marshal, or constable; provided, however, Franchisee shall be granted one hundred twenty (120) days to obtain dismissal of any involuntary receivership, bankruptcy or other insolvency proceeding before Franchisor will take any action regarding termination so long as no other default by Franchisee then occurs under this Agreement.

B. Franchisee shall be deemed to be in material default under this Agreement and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder, upon the occurrence of any of the events in the immediately following subparagraphs (i) with respect to the following subparagraphs 1, 2, 3, 5 and 8 only, without affording Franchisee any opportunity to cure the default, effective immediately upon Franchisee’s receipt of notice (or refusal of delivery), or (ii) with respect to the following subparagraphs 4, 6, 7, and 9 only, effective upon expiration of the cure period established by Franchisor in the notice to Franchisee if such default is then uncured:

1. If Franchisee fails to obtain or loses control of the Approved Location, or Franchisee ceases to do business at the Hotel or ceases to operate the Hotel under the Proprietary Marks and System, or loses ownership or possession or the right to possession of the Hotel, or otherwise forfeits the right to conduct the Franchised Business at the Approved Location, except as otherwise provided in Section XIX.;

2. if a threat or danger to public health or safety results from the renovation, upgrading, remodeling, maintenance or operation of the Hotel franchised hereunder, and an immediate shutdown of the Hotel is reasonably determined by Franchisor to be essential to avoid substantial liability or loss of goodwill; provided, however, Franchisor and Franchisee shall reinstate this Agreement if, within six (6) months after termination under this Paragraph XVII.B.2., the threat or danger to public health or safety is eliminated and Franchisor reasonably determines that reopening the Hotel would not cause a substantial loss of goodwill:

3. if Franchisee or a principal thereof who controls Franchisee is or has been convicted of a felony, or is or has been convicted of any other crime or offense or has engaged in a pattern or practice of acts or conduct that is likely, as a result of the adverse publicity that has occurred in connection with such offense, acts or conduct, in the Reasonable Business Judgment of Franchisor, to adversely affect the System, the Proprietary Marks, the goodwill associated therewith, or Franchisor’s interest therein;

4. if Franchisee or any partner or shareholder in Franchisee purports to Transfer any rights or obligations under this Agreement or any interest in Franchisee, the Franchised Business or the Hotel to any third party without Franchisor’s prior written consent, contrary to the terms of Sections XV. or XVI.;

5. if Franchisee (or its employees or agents) intentionally discloses or divulges the contents of the Manual or other trade secret, Software, or Confidential Information contrary to Sections VI., XI. or XII. hereof:

6. if Franchisee fails to complete (except for reasons constituting force majeure), within the time specified by Franchisor, upgrading and remodeling of the Hotel as required by Franchisor pursuant to Paragraph VII.D.;

7. if Franchisee fails to commence or satisfy the Property Improvement Plan requirements set forth in the Addendum attached hereto within the time set forth at Attachment A or to complete any work required in the Addendum by such other date as is specified in the Addendum;

8. if any of the representations and warranties made by Franchisee pursuant to Section XXIII. proves to have been untrue, incorrect or incomplete when made, deemed made, furnished or as of the date of this Agreement, or if the representations and warranties made by Franchisee pursuant to Section XXIII.B. fails to be true and correct at any time during the term of this Agreement, or if a Transfer is made in violation of Paragraph XV.N.; or

9. if Franchisee or Owner breaches the Owner Agreement or if the Owner Agreement is otherwise terminated.

C. Franchisee shall be deemed to be in material default under this Agreement if Franchisee or any of its Affiliates becomes a Competitor (as defined at Paragraph XV.D.) or becomes affiliated with a Competitor, and, in such event, Franchisor shall have the rights provided in this Agreement at Paragraph XV.D.

D. Franchisee shall be in material default under this Agreement for any failure to comply with any of the requirements imposed by this Agreement, as it may be supplemented by the Manual, or to carry out the terms of this Agreement in good faith. Except as provided in Paragraphs XVII.A., XVII.B. and XVII.C. and for non-payment of any amounts due to Franchisor or its Affiliates. Franchisee shall have thirty (30) days or such longer period as specified herein after its receipt from Franchisor (or first refusal of delivery) of a notice of default, within which to remedy any default and provide evidence thereof to Franchisor. If Franchisee is delinquent in payment of any amounts due to Franchisor and its Affiliates, Franchisee shall have ten (10) business days after receipt of a notice of non payment within which to cure such monetary default. If any such default is not cured within that time, or such longer period as applicable law may require (or such longer period as Franchisor may, in its Reasonable Business Judgment, deem necessary to permit Franchisee to cure any non-monetary default provided Franchisee immediately commences, diligently and in good faith pursues, and cures, such default), Franchisor shall have the right to terminate this Agreement upon notice to Franchisee.

XVIII. OBLIGATIONS UPON TERMINATION

Upon termination or expiration, this Agreement and all rights granted hereunder to Franchisee shall forthwith terminate, and Franchisee shall comply with all of the obligations applicable to the Approved Location as set forth in this Section XVIII.

A. Franchisee shall immediately cease operation of the Hotel as a System hotel and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former franchisee of Franchisor.

B. Franchisee shall immediately and permanently cease to use, by advertising or in any other manner whatsoever, the names “Courtyard.” “Courtyard by Marriott,” and “Marriott,” all variations thereof and all other Proprietary Marks of Franchisor, any other identifying characteristics and marks of the System, and all Intellectual Property. Franchisee shall forthwith remove from its place of business, and discontinue using for any purpose, any and all signs, fixtures, furniture, furnishings.

equipment, advertising materials, stationery, supplies, forms or other articles that display the Proprietary Marks or any distinctive features or designs associated with the System. Any signs containing the Proprietary Marks that Franchisee is unable to remove within one day of expiration or termination of this Agreement shall be completely covered by Franchisee until the time of their removal, and. in all events, removal of such signs shall occur within seventy-two hours of termination of this Agreement and the franchise granted hereby.

C. Franchisee shall, at its expense, immediately make such modifications or alterations (except structural changes) as may be necessary to distinguish the Hotel so clearly from its former appearance and other hotels operated under the System as to prevent any possibility of confusion therewith by the public, and to prevent the operation of any business at the location of the Hotel by Franchisee or others in derogation of this Paragraph XVIII.C. (including, without limitation, removal of all distinctive physical features identifying hotels in the System, removal of all distinctive signs and emblems, and changing of telephone numbers and other directory listings). Franchisee shall, at Franchisee’s expense, make such specific additional changes as Franchisor may reasonably request for this purpose. Until all modifications and alterations required by this Paragraph XVIII.C. are completed, Franchisee shall (i) maintain a conspicuous sign at the registration desk in a form specified by Franchisor stating that Franchisee’s Hotel is no longer associated with the Courtyard by Marriott System, and (ii) until Franchisee has changed telephone numbers at the Hotel, advise all customers and prospective customers telephoning Franchisee’s Hotel that the Hotel is no longer associated with the Courtyard by Marriott System. Franchisee expressly acknowledges that its failure to make such alterations will cause irreparable injury to Franchisor.

D. Franchisee shall take such action as may be necessary to cancel any assumed name or equivalent registration that contains the names “Courtyard,” “Courtyard by Marriott,” “Marriott” or any variation thereof and any Proprietary Mark of Franchisor, and Franchisee shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

E. Franchisee has agreed to operate the Hotel as a Courtyard by Marriott hotel in compliance with this Agreement for the full term of this Agreement. If Franchisee should fail to do so. Franchisee acknowledges that Franchisor would be damaged in several ways, including but not limited to: loss of future franchise fees, loss of marketing fees used to market the System, loss of System representation in the area served by the Hotel, confusion of national accounts and individual customers, disadvantage in competing for national accounts and other types of bookings for the System, and injury to the good will in the Proprietary Marks. Franchisee further acknowledges that if this Agreement is terminated in connection with (i) the termination of five (5) or more additional Franchise or License Agreements between Franchisor and Franchisee, or the respective Affiliates of either, within a twelve month period that includes the termination date of this Agreement; or (ii) if the Hotel is Transferred to a Competitor, or any other event specified in Paragraphs XV.D., XV.E. or XV.F. occurs, as a result of which Franchisor has the right of first refusal provided in Paragraph XV.D., and Franchisor’s right of first refusal under such Paragraph XV.D. is not effectuated for any reason (the immediately preceding clauses (i) or (ii) are referred to herein individually as “Special Circumstances”), Franchisor will suffer greater damage, at a minimum, with respect to confusion of national account and individual customer, disadvantage in competing for national accounts and other types of bookings for the System, and injury to the good will in the Proprietary Marks. Franchisee acknowledges that it is difficult to estimate the revenues of the Hotel over a period of years and that elements of Franchisor’s damages not directly calculated from the Hotel’s revenues are inherently difficult to calculate although such damages are real and meaningful to Franchisor and the System. Franchisor’s damages in the event of termination would not be easily ascertained, would be difficult to estimate accurately, and the proofs thereof would be burdensome and costly, and Franchisor and Franchisee agree that liquidated damages (as calculated below) are not a penalty and represent a reasonable estimate of just and fair compensation of Franchisor of the damages that it would suffer. In the event this Agreement is terminated, such termination shall not affect the obligations of Franchisee hereunder to take action or abstain from taking action after the termination hereof as required by this Section XVIII. In the event of such termination, (a) Franchisor shall be entitled to recover from Franchisee, and Franchisee shall be obligated to promptly pay to Franchisor, all payments that have then accrued to Franchisor, its subsidiaries or Affiliates pursuant to other provisions of this Agreement up to the date of such termination (without limiting Franchisee’s obligations to pay Franchisor any payments that relate to the period prior to the date of such termination, but that are not billed to Franchisee prior to the date of termination), and (b) if such termination is due to Franchisee’s default hereunder. Franchisee shall promptly pay to Franchisor liquidated damages in an amount equal to (i) the sum of (x) the average of the monthly contribution to the marketing fund under Paragraph III.D. theretofore payable to Franchisor over the immediately preceding two (2) years, plus (y) the average of the monthly royalty fee under Paragraph III.C. theretofore payable to Franchisor over the immediately preceding two (2) years, times (ii) the lesser of (x) thirty-six (36) or (y) one-half (1/2) the number of months that remain in the term of this Agreement. If the Hotel has not been operating as a Courtyard by Marriott for at least two (2) years, the average monthly royalty fee and contribution to the marketing fund for the previous two (2) years for all hotels, on a per room basis, operated in the System in the United States shall be multiplied by the number of rooms at the Hotel and then such sum shall be multiplied by the lesser of thirty-six (36) or one-half (1/2) the number of months that remain in the term of this Agreement to arrive at the amount of liquidated damages. If an early termination due to default hereunder by Franchisee occurs with Special Circumstances, Franchisee shall pay to Franchisor an amount equal to 150% of the amount of liquidated damages that would otherwise be payable hereunder. In addition to such liquidated damages, Franchisor shall have the right to recover reasonable attorneys’ fees and court costs incurred in collecting such sums plus interest (calculated pursuant to Paragraph XIII.E.) on all amounts due pursuant to this Paragraph XVIII.E. from the date of such termination until paid. The legal remedies hereunder shall not preclude Franchisor from any equitable remedies to which it may be entitled under applicable law. Franchisee’s obligation to pay Franchisor liquidated damages, if applicable, and other sums pursuant to this Paragraph XVIII.E. shall survive termination of this Agreement.

F. Franchisee shall promptly pay all sums owing to Franchisor, its subsidiaries and Affiliates. In the event of termination for any default of Franchisee, such sums shall include any payment to Franchisor required under Paragraph XVIII.E., any costs and expenses incurred in connection with removing the Hotel from the System, and all damages, costs and expenses, including reasonable attorneys’ fees, incurred by Franchisor in obtaining (i) injunctive or other relief for the enforcement of any provisions of this Agreement or (ii) contested termination of this Agreement.

G. Franchisee shall immediately turn over to Franchisor all Intellectual Property except for Proprietary Marks, which must be removed as set forth in this Article XVIII above (all of which are acknowledged to be the Franchisor’s Property), and shall retain no copy or record of any of the foregoing, excepting only Franchisee’s copy of this Agreement and any correspondence between the parties, and any other documents that Franchisee reasonably needs for compliance with any provision of law. In the event that Franchisor permits Franchisee to continue using any Intellectual Property after the date of termination (such permission to be explicit and specific), such use by Franchisee shall be in accordance with the terms of this Agreement.

H. Franchisor shall have the right, but not the duty, to be exercised by notice of intent to do so within thirty (30) days after termination or expiration, to purchase any and all signs, advertising materials, supplies and inventory and any other item bearing Franchisor’s Proprietary Marks, at Franchisee’s cost. With respect to any purchase by Franchisor as provided herein. Franchisor shall have the right to set off all amounts due from Franchisee under this Agreement.

1. The obligations of Franchisee set forth in this Section XVIII. shall survive termination of this Agreement.

XIX. CONDEMNATION AND CASUALTY

A. Franchisee shall, at the earliest possible time, give Franchisor notice of any proposed taking by eminent domain. If the Hotel is condemned, or such a substantial portion of the Hotel is condemned to render impractical the continued operation of the Hotel in accordance with the System, this Agreement shall terminate upon notice by Franchisor or Franchisee to the other party, and Franchisor and Franchisee shall share equitably in the condemnation award; provided, however, Franchisor’s portion shall be limited to compensating Franchisor for Franchisor’s lost royalty income, which amount shall not exceed the amount of liquidated damages due under Section XVIII. If a non-substantial condemnation shall occur, then in such event, Franchisee shall promptly make whatever repairs and restoration may be necessary to make the Hotel conform substantially to its former condition, character and appearance, according to plans and specifications approved by Franchisor, and the resumption of normal operation of the Hotel shall not be unreasonably delayed.

B. If the Hotel is damaged or destroyed by fire or other cause and such damage or destruction is substantial and material, affecting over fifty percent (50%) of the Hotel, and necessitates the closing of the Hotel for a period in excess of ninety (90) days, Franchisee shall have the right to terminate this Agreement if it elects not to repair or rebuild the Hotel upon notice to Franchisor given within ninety (90) days of such closing of the Hotel; provided, however, if subsequent to such notice and prior to the date on which the term of this Agreement would otherwise have ended pursuant to Section II if such notice of termination had not been given (the “Term Expiration Date”), Franchisee, any of its members if it is a limited liability company or any of its affiliated companies or any company controlled by a controlling stockholder of Franchisee if Franchisee is a corporation, or any of its general partners or any entity in which Franchisee or any of its general partners (the “Franchisee Entity”), has a greater than fifteen percent interest in or operates a hotel: vacation, timesharing, interval or fractional ownership facility: condominium; apartment; or other lodging product at the Approved Location (the “Other Lodging Product”), which Other Lodging Product is not operated pursuant to a license or franchise from one of the Marriott Companies, then in such event, Franchisee shall be obligated to promptly pay to Franchisor an amount equal to the liquidated damages set forth at Paragraph XVIII.E. and the time element for calculating the amount of liquidated damages shall be the lesser of (a) thirty-six (36) months or (b) one-half (1/2) the number of months then remaining between (i) the date upon which the Other Lodging Product is first operated by or for the Franchisee Entity and (ii) the Term Expiration Date. Franchisee’s obligation set forth herein shall survive termination of this Agreement pursuant to this Paragraph XIX.B.. In the event the Hotel does not close for more than ninety (90) days due to a casualty or Franchisee does not elect to terminate this Agreement in accordance with the provisions of this Paragraph XIX.B. the Hotel shall be promptly renovated and reopened within a reasonable time in accordance with the System and pursuant to plans and specifications approved by Franchisor in accordance with Section VII. and the Addendum attached hereto (to the extent Franchisor determines that such Addendum applies to reinstatement of the Hotel after the casualty).

XX. TAXES, COMPLIANCE WITH LAWS, AND INDEBTEDNESS

A. Franchisee shall promptly pay when due, all taxes levied or assessed by any federal, state or local tax authority, and any and all other indebtedness incurred by Franchisee in the conduct of the Franchised Business. Franchisee shall pay to Franchisor an amount equal to any tax, including any sales, gross receipts or similar tax imposed as a result of the operation of the Hotel and calculated based on payments required hereunder, unless the tax is credited against income tax otherwise payable by Franchisor.

B. In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, Franchisee may contest the validity of the amount of the tax or indebtedness in accordance with the procedures of the taxing authority or applicable law; however, in no event shall Franchisee permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by creditor, to occur against the premises of the Hotel or any improvement thereon.

C. Franchisee shall comply with all federal, state, and local laws, rules and regulations, and shall timely obtain any and all permits, certificates or licenses necessary for the full and proper conduct of the Franchised Business including, without limitation, licenses to do business, fictitious name registration and sales tax permits, health and sanitation permits and ratings and fire clearances. Copies of all inspection reports, warnings, certificates and ratings issued by any governmental entity during the term of this Agreement in connection with the Hotel that indicate a violation of governmental standards or material non-compliance with any applicable law, rule or regulation, shall be forwarded to Franchisor by Franchisee within five (5) days of Franchisee’s receipt thereof.

D. Franchisee shall notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, that may adversely affect the operation or financial condition of the Franchised Business.

E. Franchisee recognizes that Franchisee’s failure or repeated delay in making prompt payment in accordance with the terms of any agreements, leases, invoices or statements for any purchases or leases will be detrimental to the reputation and credit standing of Franchisee, Franchisor and other System franchisees. Franchisee shall pay when due all such amounts owed in connection with operating the Hotel.

F. Franchisee shall not incur or replace any indebtedness that is secured by a lien on or mortgage of the Hotel or pledge of the stock, partnership, membership or other ownership interests in Franchisee unless the following conditions are met: (1) the terms of such indebtedness are commercially reasonable, (2) commencing on the third anniversary of the Opening Date, the debt coverage ratio is equal to or greater than 1.3, and (3) the lender is not a Competitor or an Affiliate of a Competitor. The debt coverage ratio shall be the ratio of (a) cash available for the payment of the annual debt service payments (interest and principal) based on the cash flow from the Hotel (after deduction for any management fee and reserve required under such management agreement or as a condition to such financing) for the twelve (12) months immediately preceding the written commitment for such indebtedness, to (b) the amount of such annual debt service payments.

XXI. INDEPENDENT CONTRACTOR AND INDEMNIFICATION

A. Nothing in this Agreement creates a fiduciary relationship between the parties hereto. Franchisee is an independent contractor, and nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

B. During the term of the Agreement and any extensions hereof, Franchisee shall hold itself out to the public as an independent contractor operating the business pursuant to a franchise from Franchisor and as an authorized user of the Proprietary Marks which are owned by Franchisor. Franchisee shall take such affirmative action as may be necessary to do so, including, without limitation, exhibiting notices of that fact at the Hotel as required under Paragraph X.B.3.

C. Nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other’s behalf, or to incur any debt or other obligation in the other’s name.

D. Franchisor does not exercise any direction or control over the employment policies or employment decisions of Franchisee. All employees of Franchisee are solely employees of Franchisee, not Franchisor. Franchisee is not Franchisor’s agent for any purpose in regard to Franchisee’s employees or otherwise.

E. Franchisee shall and hereby does indemnify and shall defend and save harmless Franchisor, its Affiliates, their officers and employees, and their respective successors and assigns, from and against all losses, costs, liabilities, damages, claims and expenses, of every kind and description, including allegations of negligence by Franchisor, its employees and agents, to the fullest extent permitted by applicable law, and including reasonable attorneys’ fees, arising out of or resulting from the renovation, upgrading, operation, alteration, remodeling, repair or use of the Franchised Business or the Hotel premises or of any other business conducted on or in connection with the Franchised Business by the Franchisee (or any management company operating the Hotel), or because of any act or omission of the Franchisee or anyone associated with, employed by, or affiliated with Franchisee (or any management company operating the Hotel). Franchisee shall promptly give notice to Franchisor of any action, suit, proceeding, claim, demand, inquiry, or investigation related to the foregoing. Franchisor shall in any event have the right, through counsel of its choice, at Franchisee’s expense, to control the defense or response to any such action if it could affect the interests of Franchisor, and such undertaking by Franchisor shall not, in any manner or form, diminish Franchisee’s obligations to Franchisor hereunder. Under no circumstances shall Franchisor be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim under this indemnification and against Franchisee, and the failure of Franchisor to pursue such recovery or mitigate a loss will in no way reduce the amounts recoverable by Franchisor from Franchisee. The obligations of Franchisee under this Paragraph XXI.E. shall survive the termination or expiration of this Agreement.

XXII. APPROVALS AND WAIVERS

A. Approvals and consents by either party will not be effective unless evidenced by writing signed by such party. Either party’s consent, wherever required, may be withheld if any default by the other party exists under this Agreement.

B. Except as otherwise provided in any written agreement executed by Franchisor and Franchisee, Franchisor makes no warranties or guarantees upon which Franchisee may rely. Franchisor assumes no liability or obligation to Franchisee by providing any waiver, approval, consent or suggestion to Franchisee in connection with this Agreement or by reason of any delay or denial of any request therefor.

C. No failure of a party to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such party’s right thereafter to demand exact compliance with any of the terms herein. Waiver by a party of any particular default by the other party shall not affect or impair such party’s rights with respect to any subsequent default of the same, similar, or different nature; nor shall any delay, forbearance, or omission of a party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions, or covenants hereof, affect or impair such party’s right to exercise the same.

XXIII. REPRESENTATIONS AND WARRANTIES OF FRANCHISEE

A. Franchisor entered into this Agreement in reliance upon the statements and information submitted to Franchisor by Franchisee in connection with this Agreement. Franchisee represents and warrants that all such statements and information submitted by Franchisee in connection with this Agreement, including, without limitation, all statements made and information given in connection with any application submitted by Franchisee, are true, correct and complete in all material respects. Franchisee agrees to promptly advise Franchisor of any material changes in the information or statements submitted.

B. Franchisee represents and warrants to Franchisor that neither Franchisee (including, without limitation, any and all of its directors and officers), nor any of its Affiliates or the funding sources for either is a Specially Designated National or Blocked Person. Neither Franchisee nor any Affiliate is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Franchisee nor any Affiliate is acting on behalf of a government of any country that is subject to such an embargo. Franchisee further represents and warrants that it is in compliance with any applicable anti-money laundering law, including, without limitation, the USA Patriot Act. Franchisee agrees that it will notify Franchisor in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Paragraph XXIII.B. incorrect. For purposes of this Agreement, “Specially Designated National or Blocked Person” means (i) a person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section I of U.S. Executive Order 13224, issued on September 23, 2001, or (iii) a person or entity otherwise identified by government or legal authority as a person with whom Franchisor, or any of the other Marriott Companies or any of their Affiliates, are prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

C. Franchisee represents and warrants that (i) it is a legal entity duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (ii) it and its Affiliates have and will continue to have throughout the term hereof the ability to perform its obligations under this Agreement, and (iii) it has and will continue to have throughout the term hereof all necessary power and authority to execute and deliver this Agreement.

D. Franchisee represents and warrants that the execution and delivery of this Agreement and the performance by Franchisee of its obligations hereunder: (i) have been duly authorized by all necessary action; (ii) do not require the consent, vote, or approval of any third parties (including lenders) except for such consents as have been properly obtained: and (iii) do not and will not contravene, violate, result in a breach of, or constitute a default under (a) its certificate of formation, operating agreement, articles of incorporation, by-laws, or other governing documents, (b) any provision of law, regulation of any governmental body, or any judgment, writ, injunction, decision, ruling, order, decree or award of any court or governmental authority having jurisdiction over it or any of its Affiliates by which it or any of its Affiliates may be bound or affected, or (c) any agreement, indenture, contract, commitment, restriction or other instrument to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound.

E. Franchisee represents and warrants that all of the representations and warranties in the application and any information provided in addition to the application in connection with the franchise granted herein is true, correct and complete as of the time made and as of the date hereof, regardless of whether such was provided by Franchisee, one of its Affiliates, or by a third party on behalf of Franchisee, unless Franchisee has notified Franchisor of a change in the representations and warranties or the information and Franchisor has approved the change in writing.

XXIV. NOTICES

A. Any and all notices, requests, demands, statements and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or delivered by a nationally-recognized overnight commercial delivery service (such as Airborne Express or Federal Express) or by certified mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to FRANCHISOR:	Marriott International, Inc.
Franchise Attorney Law Department 52/923.25 10400 Fernwood Road Bethesda, MD 20817

with copy to:	Marriott International, Inc.
Vice President, Owner and Franchise Services 10400 Fern wood Road Bethesda, MD 20817

Notices to FRANCHISEE:	APPLE SEVEN SERVICES, L.P.
c/o Apple REIT Companies 814 East Main Street Richmond, VA 23219
Attn: Krissy Gathright
Email: kgathright@applereit.com

Any notice shall be deemed to have been given at the date and time of (i) receipt or first refusal of delivery if sent via certified mail or delivered by hand, or (ii) one (1) day after posting if sent via overnight commercial delivery service.

B. Notwithstanding Paragraph XXIV.A., Franchisor may provide Franchisee with routine information, the Manual and other System requirements and programs, such as the quality assurance program, including any modifications thereto, by regular mail or by e-mail, facsimile, the internet, an extranet, or other electronic means.

XXV. ENTIRE AGREEMENT

This Agreement, including the attachments, exhibits and addenda hereto, and any execution copies thereof, the agreements executed simultaneously herewith or pursuant to, or in connection with, this Agreement, contain the entire agreement between the parties hereto as it relates to the Approved Location as of the date hereof. This is a fully integrated agreement. No agreement of any kind relating to the matters covered by this Agreement shall be binding upon either party unless and until the same has been made in a written, non-electronic instrument that has been duly executed by the nonelectronic signature of all interested parties. This Agreement may not be amended or modified by conduct manifesting assent, or by electronic signature, and each party is hereby put on notice that any individual purporting to amend or modify this Agreement by conduct manifesting assent or by electronic signature is not authorized to do so. In entering this Agreement, Franchisee represents and warrants that it did not rely on and Franchisor and Franchisor’s representatives have not made, any promises, representations or agreements relating to franchising this Approved Location except as expressly contained in this Agreement.

XXVI. CONSTRUCTION AND SEVERABIL1TY

A. Unless otherwise specified, the term “Franchisee” as used in this Agreement shall include the entity identified in the preamble to this Agreement.

B. Except as expressly provided to the contrary herein, each section, part, term and/or provision of this Agreement, including, but not limited to Section XXI.E., shall be considered severable; and if, for any reason any section, part, term or provision herein is determined to be invalid, unenforceable or contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other sections, parts, terms and provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid or unenforceable sections, parts, terms or provisions shall be deemed to be replaced with a provision that is valid and enforceable and most nearly reflects the original intent of the invalid or unenforceable provision.

C. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies under or by reason of this Agreement upon any person or legal entity other than Franchisor or Franchisee and such of their respective successors and assigns subject to the prior approvals set forth in Section XV. hereof.

D. Franchisee and Franchisor expressly agree to be bound by any promise or covenant imposing the maximum duty permitted by law that is subsumed within the terms of any provision hereof, as though it were separately articulated in and made part of this Agreement, that may result from striking any of the provisions hereof and portion or portions that a court may hold to be unreasonable and unenforceable in a final decision to which Franchisor or Franchisee, as applicable, is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

E. All captions in the Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

F. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Franchisee shall be deemed jointly and severally undertaken by all the parties hereto on behalf of Franchisee.

G. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

H. When this Agreement provides that Franchisor may take or refrain from taking any action or exercise discretion, such as rights of approval, to modify the System, or to make determinations. Franchisor may do so from time to time.

I. Except where Franchisor has reserved “sole discretion” or as otherwise indicated in this Agreement. Franchisor agrees to use “Reasonable Business Judgment” when discharging its obligations or exercising its rights or discretion under this Agreement, including with respect to any consents and approvals and the administration of its relationship with Franchisee. “Reasonable Business Judgment” means that Franchisor’s action or inaction has a business basis that is intended to benefit the System or the profitability of the System, including Franchisor, regardless of whether some individual hotels may be unfavorably affected; or to increase the value of the Proprietary Marks: or to increase or enhance overall hotel guest or franchisee or owner satisfaction; or to minimize possible brand inconsistencies or customer confusion. In the event that such obligation or exercise of discretion is unrelated to the System, standards, brand or other subjects described above. Reasonable Business Judgment shall mean that Franchisor has a business basis and has not acted in bad faith. Franchisee shall have the burden of establishing that Franchisor failed to exercise Reasonable Business Judgment, and neither the fact that Franchisor benefited economically from an action nor the existence of other “reasonable” alternatives will, by themselves, establish such failure. To the extent that any implied covenant, such as the implied covenant of good faith and fair dealing, is applied to this Agreement, Franchisor and Franchisee intend that Franchisor shall not have violated such implied covenant if Franchisor has exercised Reasonable Business Judgment.

XXVII. APPLICABLE LAW AND CURRENCY REQUIREMENT

A. This Agreement takes effect upon its acceptance and execution by Franchisor in the State of Maryland, and shall be interpreted and construed under the laws thereof, which laws shall prevail in the event of any conflict of law. Nothing in this Section XXVII is intended, or shall be deemed, to make the Maryland Franchise Registration and Disclosure Law apply to this Agreement, or the transactions or relationships contemplated hereby, if such law otherwise would not be applicable.

B. No right or remedy conferred upon or reserved to Franchisor or Franchisee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

C. Nothing herein contained shall bar either party’s right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

D. All fees and payments required by this Agreement shall be paid in U.S.A. currency.

E. Each party hereby expressly and irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of Maryland, United States of America in any suit, action, or proceeding arising, directly or indirectly, out of or relating to this Agreement; and so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative.

XXVIII. WAIVER OF JURY TRIAL

IN ANY LITIGATION BETWEEN THE PARTIES FOUNDED UPON OR ARISING FROM THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, AND THE PARTIES HEREBY STIPULATE THAT ANY SUCH TRIAL SHALL OCCUR WITHOUT A JURY.

XXIX. INJUNCTIVE RELIEF

Franchisor shall be entitled to injunctive or other equitable or other judicial relief without the necessity of proving the inadequacy of money damages as a remedy, without the necessity of posting a bond, and without waiving any other rights or remedies at law or in equity, for any actual or threatened material breach or violation of this Agreement or the Manual.

XXX. FRANCHISEE ACKNOWLEDGMENTS

A. FRANCHISEE ACKNOWLEDGES THAT IT DID NOT RELY ON ANY PROMISES, REPRESENTATIONS OR AGREEMENTS ABOUT THE FRANCHISOR OR THE FRANCHISE NOT EXPRESSLY CONTAINED IN THIS AGREEMENT AND THE DISCLOSURE DOCUMENT REFERRED TO IN XXX.C. BELOW IN MAKING ITS DECISION TO SIGN THIS AGREEMENT. FRANCHISEE FURTHER REPRESENTS AND WARRANTS THAT FRANCHISOR AND ITS REPRESENTATIVES HAVE NOT MADE ANY PROMISES, REPRESENTATIONS OR AGREEMENTS, ORAL OR WRITTEN, EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT AND THE DISCLOSURE DOCUMENT REFERRED TO IN XXX.C. BELOW.

B. FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE BUSINESS FRANCHISED HEREUNDER, AND RECOGNIZES THAT THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT INVOLVES BUSINESS RISKS AND THAT ITS SUCCESS WILL BE LARGELY DEPENDENT UPON THE ABILITY OF FRANCHISEE AS AN INDEPENDENT BUSINESSMAN. FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF. AND FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS NOT RECEIVED, ANY WARRANTY OR GUARANTEE. EXPRESS OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

C. FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE RECEIVED A COPY OF THIS AGREEMENT, THE EXHIBITS AND ATTACHMENTS HERETO, IF ANY, AND AGREEMENTS RELATING THERETO, IF ANY, AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED. FRANCHISEE FURTHER ACKNOWLEDGES THAT FRANCHISEE HAS RECEIVED THE DISCLOSURE DOCUMENT REQUIRED BY THE TRADE REGULATION RULE OF THE FEDERAL TRADE COMMISSION ENTITLED DISCLOSURE REQUIREMENTS AND PROHIBITIONS CONCERNING FRANCHISING AND BUSINESS OPPORTUNITY VENTURES (i) AT THE EARLIER OF AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED, OR (ii) THE FIRST MEETING BETWEEN FRANCHISOR AND FRANCHISEE FOR THE PURPOSE OF DISCUSSING A PROSPECTIVE FRANCHISE.

D. FRANCHISEE ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THIS AGREEMENT, THE EXHIBITS AND ATTACHMENTS HERETO, IF ANY, AND THAT FRANCHISEE HAS HAD AMPLE TIME AND OPPORTUNITY TO CONSULT WITH ADVISORS OF FRANCHISEE’S OWN CHOOSING ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT. FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS HAD AN OPPORTUNITY TO NEGOTIATE, AND HAS FULLY NEGOTIATED, THE ESSENTIAL STIPULATIONS OF THIS AGREEMENT AND THAT SUCH STIPULATIONS WERE NOT UNILATERALLY IMPOSED ON IT BY FRANCHISOR.

E. FRANCHISEE ACKNOWLEDGES THAT FRANCHISOR (i) DID NOT ENDORSE, RECOMMEND. OR OTHERWISE CONCUR WITH THE TERMS OF ANY

TRANSACTION PURSUANT TO WHICH FRANCHISEE MAY HAVE ACQUIRED THE RIGHT TO OPERATE THE HOTEL FROM A PRIOR FRANCHISEE OF FRANCHISOR; (ii) DID NOT PARTICIPATE IN THE DECISION REGARDING THE PRICE OR COMPENSATION TO BE PAID BY FRANCHISEE TO ANY THIRD PARTY FOR SUCH RIGHT, WHICH DECISION WAS MADE WITHOUT ANY INTERVENTION, SUPPORT OR PARTICIPATION BY FRANCHISOR; AND (iii) DID NOT COMMENT UPON ANY FINANCIAL PROJECTIONS SUBMITTED TO FRANCHISEE BY OR ON BEHALF OF ANY PRIOR FRANCHISEE.

F. FRANCHISEE ACKNOWLEDGES AND AGREES TO BE BOUND BY ALL ANCILLARY AGREEMENTS BETWEEN EXISTING FRANCHISEE AND FRANCHISOR, INCLUDING, BUT NOT LIMITED TO, ANY LICENSING AGREEMENTS, COST SHARING AGREEMENTS, CLUSTER REVENUE AGREEMENTS, AND ANY OTHER AGREEMENTS RELATING TO THE EXISTING FRANCHISE AGREEMENT. FRANCHISEE AGREES TO EXECUTE ANY SEPARATE ACKNOWLEDGMENTS OR AMENDMENTS TO SUCH AGREEMENTS SIGNIFYING FRANCHISEE’S WILLINGNESS TO BE BOUND BY SUCH AGREEMENTS AS FRANCHISOR MAY REASONABLY REQUEST.

G. ALL OF THE OBLIGATIONS OF FRANCHISOR HEREUNDER ARE TO FRANCHISEE ONLY: NO OTHER PERSON OR ENTITY IS ENTITLED TO RELY ON, ENFORCE, OR OBTAIN RELIEF FOR BREACH OF SUCH OBLIGATIONS EITHER DIRECTLY OR BY SUBROGATION.

{Signatures appeal on the following page.}

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Courtyard by Marriott Relicensing Franchise Agreement in duplicate as of the Effective Date.

FRANCHISOR

ATTEST:	MARRIOTT lNTERNATIONAL, INC.

[ILLEGIBLE]	By	/s/ Nick Kellock	(SEAL)
Assistant Secretary	Name:	Nick Kel lock
	Title:	Sr. Vice President, Owner and Franchise Serv

FRANCHISEE

ATTEST:	APPLE SEVEN SERVICES, L.P, a Virginia limited partnership

	By:	Apple Seven Management Services GP, Inc. Its General Partner

[ILLEGIBLE]	By:	/s/ Justin G. Knight	(SEAL)
Assistant Secretary	Name:	Justin G. Knight
	Title:	President

ATTACHMENT A

FRANCHISE INFORMATION

1.	Location of the Franchised Courtyard by Marriott

3955 North Expressway, Brownsville, TX 78520

2.	Number of guest rooms

90

3.	Date for commencement of property improvement

Effective Date

4.	Date for complete satisfaction of the Property’ Improvement Plan set forth in the Addendum attached to the Franchise Agreement

As expressly set forth in the Property Improvement Plan Addendum

5.	Name of entity that will operate the Hotel

Texas Western Management Partners, L.P.

6.	Equity Interest(s) in Franchise or Franchisee

(Name(s), Address(es), and percentage(s) of ownership)

Ownership of Apple Seven Services, L.P.

Apple Seven Management Services GP, Inc. – General Partner c/o Apple REIT Companies, 814 East Main Street, Richmond, Virginia 23219	1%

Apple Seven Management Services LP, Inc. – Limited Partner c/o Apple REIT Companies, 814 East Main Street, Richmond, Virginia 23219	99%

Ownership of Apple Seven Management Services GP, Inc.

Apple Seven Hospitality Management, Inc. c/o Apple REIT Companies, 814 East Main Street, Richmond, Virginia 23219	100%

Ownership of Apple Seven Management Services LP, Inc.

Apple Seven Hospitality Management, Inc. c/o Apple REIT Companies, 814 East Main Street, Richmond, Virginia 23219	100%

Ownership of Apple Seven Hospitality Management, Inc.

Apple Seven Hospitality, Inc. c/o Apple REIT Companies, 814 East Main Street, Richmond, Virginia 23219	100%

Ownership of Apple Seven Hospitality, Inc.

Apple REIT Seven, Inc. 814 East Main Street, Richmond, Virginia 23219	100%

Ownership of Apple REIT Seven, Inc.

Publicly-Held Company	100%

ATTACHMENT B

FORM OF GUARANTY

This GUARANTY (“Guaranty”) is executed as of                     , 2006, by,                      a                      organized and existing under the laws of                      (“Guarantor”), in favor of and for the benefit of Marriott International, Inc., a Delaware corporation (“Franchisor”). In consideration of and as an inducement to Franchisor to execute the Franchise Agreement dated as of                     , 2006 (as such agreement may be amended, supplemented, restated or otherwise modified, the “Agreement”), by and between Franchisor and                      (“Franchisee”), Guarantor hereby agrees as follows:

1. Guarantor hereby unconditionally warrants to Franchisor and its successors and assigns that all of Franchisee’s representations and warranties in (i) any application submitted by Franchisee to Franchisor in connection with the Agreement and (ii) the Agreement are true, accurate and complete as of the time made and as of the date hereof. Further, Guarantor unconditionally guarantees that all of Franchisee’s obligations under the Agreement will be punctually paid and performed.

2. Upon default by Franchisee and notice from Franchisor. Guarantor will immediately make each payment and perform each obligation required by Franchisee under the Agreement. Franchisor may extend, modify or release any indebtedness or obligation of Franchisee, or settle, adjust or compromise any claims against Franchisee without notice to Guarantor and any such action shall not affect the obligations of Guarantor under this Guaranty. Guarantor hereby waives notice of any amendment, supplement, restatement or other modification of Agreement and notice of demand for payment or performance by Franchisee. Guarantor’s guarantee hereunder shall extend to any extension or renewal of the Agreement.

3. Guarantor hereby agrees that the obligations of Guarantor under this Guaranty shall not be reduced, limited, terminated, discharged, impaired or otherwise affected by: (i) Franchisee’s failure to pay a fee or provide other consideration to Guarantor in consideration for the issuance of this Guaranty; (ii) the occurrence or continuance of a default under the Agreement; (iii) any assignment of the Agreement; (iv) any modification or amendment of, or waiver or consent or other action taken with respect to, the Agreement or any other agreement or document delivered in connection therewith, including without limitation any indulgence in or extension of time for the payment of any amounts payable of Franchisee under or in connection with the Agreement or for the performance of any other obligation of Franchisee under the Agreement (any of which modifications, amendments, waivers or consents may be agreed to or granted without the approval or consent of Guarantor); (v) the voluntary or involuntary liquidation, sale or other disposition of all or any portion of Franchisee’s assets, or the receivership, insolvency, bankruptcy, reorganization or similar proceedings affecting Franchisee or its assets or the release or discharge of Franchisee from any of its obligations under the Agreement; or (vi) any change of circumstances, whether or not foreseeable, and whether or not any such change does or might vary the risk of Guarantor hereunder. No failure of Franchisor to exercise any power or right hereunder, or to insist upon compliance by Guarantor with any term hereof shall constitute a waiver of Franchisor’s right thereafter to demand full compliance with any term herein.

4. This Guaranty constitutes a guaranty of payment and performance and not of collection, and Guarantor specifically waives any obligation of Franchisor to proceed against Franchisee on any money or property held by Franchisee or by any other person or entity as collateral security, by way of set-off or otherwise or against any other guarantor. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated as the case may be, if at any time payment of any of the guaranteed obligations is rescinded or must otherwise be restored or returned by Franchisor upon the insolvency, bankruptcy or reorganization of Franchisee or Guarantor, all as though such payment has not been made.

5. Except as otherwise expressly set forth herein, all notices, requests, demands, statements and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by nationally recognized overnight courier service to Franchisor at the address set forth in the Agreement and to Guarantor at the address set forth below or for either at such other address as may be designated by Guarantor or by Franchisor, and such communication shall be effective three days after the day sent. This Guaranty may be amended only by a written instrument signed by a duly authorized representative of each of Guarantor and Franchisor.

6. Guarantor hereby unconditionally and irrevocably waives notice of acceptance of this Guaranty, presentment, demand, diligence, protest and notice of dishonor or of any other kind to which Guarantor otherwise might be entitled under applicable law.

7. Guarantor agrees to pay Franchisor all expenses, including reasonable attorneys’ fees and court costs, incurred by Franchisor, its subsidiaries, affiliates, or any of their respective successors and assigns, to remedy any defaults of or enforce any rights under this Guaranty or the Agreement, effect termination of this Guaranty or the Agreement, or to collect any amounts due under this Guaranty or the Agreement.

8. If more than one person or entity has executed this Guaranty as a Guarantor hereunder, the liability of each such Guarantor shall be joint, several and primary. Delivery of an executed signature page to this Guaranty by facsimile transmission shall be effective as delivery of a manually signed Guaranty.

9. Upon the death of any individual Guarantor, the estate of such Guarantor will be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death, and the obligations of any other Guarantors will continue in full force and effect.

10. Guarantor represents and warrants to Franchisor that neither Guarantor (including, without limitation, any and all of its directors and officers), nor any of its affiliates or the funding sources for either is a Specially Designated National or Blocked Person (as defined in the Agreement). Neither Guarantor nor any affiliate of Guarantor is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Guarantor nor any affiliate of Guarantor is acting on behalf of a government of any country that is subject to such an embargo. Guarantor agrees that it will notify Franchisor in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Section 10 incorrect.

11. This Guaranty is executed pursuant to, and shall be construed under and governed by, the laws of the State of Maryland, without regard to its conflict of laws provisions. Guarantor hereby submits itself to the non-exclusive jurisdiction of the courts of the State of Maryland, United States of America, in any suit, action, or proceeding arising, directly or indirectly, out of or relating to this Guaranty; and so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative.

12. IN ANY LITIGATION BETWEEN FRANCHISOR AND GUARANTOR FOUNDED UPON OR ARISING FROM THIS GUARANTY OR THE FRANCHISE AGREEMENT, GUARANTOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL, AND GUARANTOR HEREBY STIPULATES THAT ANY SUCH TRIAL SHALL OCCUR WITHOUT A JURY.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty, under seal, as of the date first above written.

GUARANTOR:

[GUARANTOR]

By:	(SEAL)
Name:
Title:

ADDRESS FOR NOTICES TO GUARANTOR:

ATTACHMENT C

FORM OF MANAGER ACKNOWLEDGMENT

This Manager Acknowledgment (“Manager Acknowledgement”) is executed as of                     , 2006, by and among                     , a                      (“Manager”),                     , a                      (“Franchisee”), and Marriott International, Inc., a Delaware corporation (“Franchisor”).

WHEREAS, Manager has entered into an agreement (“Management Agreement”) with Franchisee, pursuant to which Manager will operate that certain                      hotel located at                      (the “Hotel”), in accordance with the terms and conditions of that certain                      Hotel Franchise Agreement dated                          . 2006 (as such agreement may be amended, supplemented, restated or otherwise modified, the “Franchise Agreement”) between Franchisor and Franchisee; and

WHEREAS, Franchisee has requested that Franchisor approve Manager to operate the Hotel in accordance with the Franchise Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings and benefits to be derived herefrom, the receipt and sufficiency of which are acknowledged by each of the parties hereto, it is hereby agreed as follows:

1. Franchisor’s Consent. Franchisor hereby consents to the operation of the Hotel by Manager during the term of the Franchise Agreement on behalf of and subject to the control of Franchisee with respect to and in accordance with the terms and conditions of the Franchise Agreement, subject to and upon the terms and conditions set forth below. Franchisor’s consent granted in the immediately preceding sentence shall terminate contemporaneously with any termination of the Franchise Agreement without notice to Manager; provided that the duties and obligations of Manager that by their nature or express language survive such termination, including, without limitation. Sections 3.b. and c. below, shall continue in full force and effect notwithstanding the termination of the Franchise Agreement.

2. Manager Representations and Covenants. Manager represents and warrants to Franchisor that:

a. Manager is not in control of or controlled by persons who have been convicted of any felony or a crime involving moral turpitude, or been convicted of any other crime or offense or committed any acts, or engaged in any conduct that is reasonably likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith, or Franchisor’s interests therein;

b. neither Manager nor any affiliate of Manager is a Competitor;

c. the Management Agreement is valid, binding and enforceable: contains no terms, conditions, or provisions that are, or through any act or omission of Franchisee or Manager, may be or may cause a breach of or default under the Franchise Agreement; and is for a term of not less than ten (10) years; and

d. neither Manager nor any affiliate of Manager is a person or entity with whom United States persons are prohibited from transacting business.

3. Manager and Franchisee Acknowledgements. Manager and Franchisee covenant and agree to the following:

a. Manager shall have the exclusive authority and responsibility for the management of the Hotel on behalf of and subject to the control of Franchisee with respect to and in accordance with the terms and conditions of the Franchise Agreement. The general manager of the Hotel shall devote his or her full time and attention to the management and operation of the Hotel and shall have successfully completed Franchisor’s management training program as required under the Franchise Agreement:

b. The Hotel will be operated in strict compliance with the requirements of the Franchise Agreement, and Manager will observe fully and be bound by all terms, conditions and restrictions regarding the management and operation of the Hotel set forth in the Franchise Agreement, including those related to Confidential Information and the Proprietary Marks, as if and as though Manager had executed the Franchise Agreement as “Franchisee,” provided that Manager obtains no rights under the terms of the Franchise Agreement except as specifically set forth herein. Manager shall comply with all applicable laws, rules, and regulations, and shall obtain in a timely manner all permits, certificates, and licenses necessary for the full and proper operation of the Hotel;

c. Franchisor may enforce directly against Manager all terms and conditions in the Franchise Agreement regarding Intellectual Property during and subsequent to Manager’s tenure as operator of the Hotel;

d. Any default under the terms and conditions of the Franchise Agreement caused wholly or partially by Manager shall constitute a default under the terms and conditions of the Management Agreement, for which Franchisee shall have the right to terminate the Management Agreement;

e. Franchisee and Manager shall not modify or amend the Management Agreement in such a way as to create a conflict or other inconsistency with the terms and conditions of the Franchise Agreement or this Manager Acknowledgment;

f. Except in extraordinary circumstances, such as theft or fraud on the part of Manager or a default by Franchisee under the Franchise Agreement caused by Manager for which Franchisee needs to promptly remove Manager from the Hotel, the Management Agreement shall not be terminated or permitted to expire without at least thirty (30) days’ prior written notice to Franchisor; and

g. Franchisor shall have the right to communicate directly with Manager and the managers at the Hotel regarding day-to-day operations of the Hotel and such communications shall be deemed made to Franchisee because Manager and the managers at the Hotel are acting on behalf of Franchisee and Manager as their agents and Franchisor shall have the right to rely on the instructions of such managers as to matters relating to the operation and promotion of the Hotel.

4. Existence and Power. Manager and Franchisee each represents and warrants with respect to itself that (i) it is a legal entity duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (ii) it has the ability to perform its obligations under this Manager Acknowledgment and under the Management Agreement, and (iii) it has all necessary power and authority to execute and deliver this Manager Acknowledgment.

5. Authorization: Contravention.

a. Manager and Franchisee each represents and warrants with respect to itself that the execution and delivery of this Manager Acknowledgment and the performance by Manager and Franchisee of its respective obligations hereunder and under the Management Agreement: (i) have been duly authorized by all necessary action; (ii) do not require the consent of any third parties (including lenders) except for such consents as have been properly obtained: and (iii) do not and will not contravene, violate, result in a breach of, or constitute a default under (a) its certificate of formation, operating agreement, articles of incorporation, by-laws, or other governing documents, (b) any regulation of any governmental body or any decision, ruling, order, or award by which each may be bound or affected, or (c) any agreement, indenture or other instrument to which each is a party; and

b. Manager represents and warrants to Franchisor that neither Manager (including, without limitation, any and all of its directors and officers), nor any of its affiliates or the funding sources for either is a Specially Designated National or Blocked Person (as defined in the Franchise Agreement). Neither Manager nor any affiliate of Manager is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Manager nor any affiliate of Manager is acting on behalf of a government of any country that is subject to such an embargo. Manager further represents and warrants that it is in compliance with any applicable anti-money laundering law, including, without limitation, the USA Patriot Act. Manager agrees that it will notify Franchisor in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Section 5.b. incorrect.

6. Controlling Agreement. If there are conflicts between any provision(s) of the Franchise Agreement and this Manager Acknowledgment on the one hand and the Management Agreement on the other hand, the provision(s) of the Franchise Agreement and this Manager Acknowledgment shall control.

7. No Release. This Manager Acknowledgment shall not release or discharge Franchisee from any liability or obligation under the Franchise Agreement, and Franchisee shall remain liable and responsible for the full performance and observance of all of the provisions, covenants, and conditions set forth in the Franchise Agreement.

8. Limited Consent. Franchisor’s consent to Manager operating the Hotel is personal to Manager, and this Manager Acknowledgment is not assignable by Franchisee or Manager. If there is a change in control of Manager or if Manager becomes, is acquired by, comes under the control of, or merges with or into a Competitor, or if there is a material adverse change to the financial status or operational capacity of Manager. Franchisee shall promptly notify Franchisor of any such change and Manager shall be subject to approval under the Franchise Agreement as a new operator of the Hotel.

9. Defined Terms. Unless specifically defined herein, all capitalized terms used in this Manager Acknowledgment shall have the same meanings set forth in the Franchise Agreement.

10. Counterparts. This Manager Acknowledgment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed signature page to this Manager Acknowledgment by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Manager Acknowledgment.

11. Governing Law. This Manager Acknowledgment shall be construed in accordance with the laws of the State of Maryland without regard to the conflict of laws principles thereof, and contains the entire agreement of the parties hereto. Manager hereby submits itself to the non-exclusive jurisdiction of the courts of the State of Maryland, United States of America, in any suit, action, or proceeding arising, directly or indirectly, out of or relating to this Manager Acknowledgment; and so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative.

12. Manager’s Address. Manager’s mailing address is                                 . Manager agrees to provide written notice to both Franchisee and Franchisor if there is any change in Manager’s mailing address.

13. IN ANY LITIGATION BETWEEN THE PARTIES FOUNDED UPON OR ARISING FROM THIS MANAGER ACKNOWLEDGMENT OR THE FRANCHISE AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, AND THE PARTIES HEREBY STIPULATE THAT ANY SUCH TRIAL SHALL OCCUR WITHOUT A JURY.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Manager Acknowledgment, under seal, as of the date first above written.

FRANCHISOR:

ATTEST:		MARRIOTT INTERNATIONAL. INC.

	By:		(SEAL)
(Assistant) Secretary	Name:
Title:

FRANCHISEE:

ATTEST:		[FRANCHISEE]

(Assistant) Secretary
	By:		(SEAL)
Name:
Title:

MANAGER:

ATTEST:		[MANAGER]

	By:		(SEAL)
(Assistant) Secretary	Name:
Title:

ATTACHMENT D

FORM OF OWNER AGREEMENT

This AGREEMENT (“Agreement”) is entered into as of the      day of             , 2006, by and among Marriott International, Inc., a Delaware corporation (“Franchisor”). «Franchise_Name», a «Fran_Domicili» «Fran_Domicili» (“Franchisee”), and «Owner_Name», a «Owner_Domicili» «Owner_corp» (“Owner”).

WITNESSETH:

WHEREAS. Franchisor and Franchisee are parties to that certain Franchise Agreement dated as of                      (as may be amended from time to time, the “Franchise Agreement”) relating to the Hotel (as defined in the Franchise Agreement); and

WHEREAS. Owner represents and warrants that it holds fee title to the Hotel: and

WHEREAS. Owner and Franchisee [will enter] [have entered] into a lease agreement, management agreement or operating agreement (the “Operating Agreement”) whereby Franchisee will lease the Hotel from Owner and will operate the Hotel; and

WHEREAS, Owner, Franchisee and Franchisor desire that the Hotel be operated as a [                 ] Hotel pursuant to the terms and conditions of the Franchise Agreement and this Agreement.

NOW, THEREFORE, the parties, in consideration of the premises and the undertakings and commitments of each party set forth herein, agree as follows:

1. [Intentionally Omitted]

2. Termination of the Franchise Agreement.

Franchisor shall have the right to terminate this Agreement immediately upon termination of the Franchise Agreement by delivering written notice to Owner.

3. Termination of the Operating Agreement.

Owner shall notify Franchisor immediately of any pending or actual termination or expiration of the Operating Agreement that is to occur or occurred prior to expiration of the Franchise Agreement, and Franchisor shall have the right to terminate this Agreement and the Franchise Agreement in connection with any such expiration or termination. If there is a dispute between Owner and Franchisee relating to the termination of the Operating Agreement, Franchisor shall have the right to permit Franchisee to operate the Hotel pursuant to the Franchise Agreement so long as Franchisee has possession of the Hotel, and all of Franchisor’s rights under this Agreement shall be reserved pending resolution of such dispute whether by final court or administrative order or negotiated settlement.

4. Transfers Not Involving Competitors.

Section XV of the Franchise Agreement shall apply hereunder to any Transfer of the Hotel, any ownership interest in the Hotel, this Agreement or the Operating Agreement, or of a direct or indirect ownership interest in Owner (including any controlling (greater than 15%) interest in any entity that controls Owner, but excluding interests of limited partners, if any) as if Owner were a party thereto; any such Transfer(s) by Owner as described above shall be made only in strict compliance with said Section XV as the context requires.

5. Transfers Involving a Competitor and Right of First Refusal.

A. No Transfers to a Competitor. If there is a proposed Transfer to a Competitor of the Hotel, any ownership interest in the Hotel, Owner’s ownership interest in this Agreement or in the Operating Agreement, or an ownership interest in either Owner or an affiliate of Owner, and Owner or such affiliate of Owner (or such Competitor, as the case may be) wishes to accept such proposed Transfer, Owner shall give written notice thereof to Franchisor, stating the name and full identity of the prospective purchaser or tenant, as the case may be, including the names and addresses of the owners or holders of any ownership interest of such prospective purchaser or tenant, the price or rental and all terms and conditions of such proposed transaction, together with all other information with respect thereto that is requested by Franchisor and reasonably available to Owner. Within thirty (30) days after receipt by Franchisor of such notice from Owner, Franchisor shall elect by notice to Owner one of the immediately following four alternatives:

(1) Acquisition of Control of Hotel for Cash. If the proposed Transfer is a sale or lease of the Hotel for cash consideration, Franchisor (or its designee) shall have the right to purchase or lease the Hotel at the same price or rental and upon the same terms and conditions (other than any terms relating to the Brand of the Hotel) as those set forth in such offer from (or to) a Competitor. In such event, Owner and Franchisor (or its designee) shall promptly enter into an agreement for sale or lease at the price or rental and on terms consistent with such offer.

(2) Acquisition of Owner/Acquisition of Control of Hotel. If the proposed Transfer is a purchase or lease of all or a portion of the ownership interests or the assets (which includes the Hotel) of Owner or an affiliate of Owner, or a merger with or into Owner or an affiliate of Owner, or the acquisition of Owner’s ownership interest in this Agreement or in the Operating Agreement, or any sale or lease of the Hotel involving non-cash consideration, or other form of Transfer. Franchisor (or its designee) shall have the right to purchase or lease the Hotel at the purchase or lease price pursuant to terms consistent with such offer (other than the non-cash nature of the consideration and any provision relating to the Brand of the Hotel) as agreed to by the parties. If the parties are unable to agree as to purchase or lease price and terms within fifteen (15) days of Franchisor’s election, the purchase or lease price of the Hotel shall be determined as follows. Franchisor and Owner each shall, at its own expense and within thirty (30) days thereafter, obtain an appraisal of the fair market value of the Hotel from a nationally recognized appraiser of Hotel properties comparable to such Hotel. In determining the fair market value, the appraisers shall be instructed to assume that the Hotel is not subject to a management agreement but is subject to the existing Franchise Agreement. If, after receiving the appraisals, the parties agree on the fair market value of the Hotel, such agreed fair market value shall constitute the purchase or lease price hereunder. If, after receiving such appraisals, the parties are not able within ten (10) days to agree on such fair market value, the purchase or lease price shall be determined by “baseball arbitration” in Washington, D.C. in accordance with the Arbitration Rules for the Real Estate Industry of the American Arbitration Association then in effect (“AAA Rules”) as modified by this Agreement. The parties shall jointly select a third party to act as the sole arbitrator (the “Arbitrator”) to determine the fair market value of the Hotel, and such Arbitrator shall be a person having at least ten (10) years’ recent professional experience as to the subject matter in question and shall be qualified to act as an Arbitrator in accordance with the AAA Rules. If the parties do not agree on an Arbitrator with such qualifications within fifteen (15) days after the expiration of such ten (10) day period referred to above, the Arbitrator shall be appointed by the American Arbitration Association in Washington, D.C. in accordance with the AAA Rules.

(i) The Arbitrator shall be instructed and obligated to decide, within thirty (30) days after appointment, whether the appraisal submitted by Franchisor or the appraisal submitted by Owner most accurately reflects the fair market value of the Hotel based upon the appraisals submitted and such information as is normally relied upon by an appraiser of hotels and real estate. Each party agrees to fully cooperate and provide all information requested by the Arbitrator related to the Arbitrator’s determination of fair market value hereunder.

(ii) The Arbitrator’s choice of appraisal shall be in writing, shall constitute the purchase price hereunder. and shall be final, conclusive and binding on the parties as an “award” under the AAA Rules and may be enforced by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration. Franchisor (or its designee) shall have the right, at any time within thirty (30) days of being notified in writing of the decision of the Arbitrator, to either (a) purchase the Hotel premises and related property at the valuation determined by the Arbitrator, or (b) terminate this Agreement pursuant to clause (3) below.

(3) Termination of Franchise Agreement. To terminate the Franchise Agreement, in which event Owner and Franchisee shall be obligated, jointly and severally, to pay Franchisor liquidated damages pursuant to a termination occurring with Special Circumstances as set forth at Section XVIII.E of the Franchise Agreement.

(4) Consent. To consent to such Transfer, which consent shall be on such terms and conditions as Franchisor may require, in its sole discretion.

This Section 5.A shall survive termination of this Agreement if, prior to such termination, any event specified in Section 5 occurs, as a result of which Franchisor has exercised (or has the right to exercise) the right of first refusal provided herein.

B. Affiliates. Notwithstanding anything to the contrary set forth in Section 5.A, if a Competitor proposes to acquire all of the ownership interests of an affiliate of Owner and the affiliate does not directly or indirectly own, lease or operate any hotels operating under a trade name or trademark owned by Franchisor or any of its affiliates, then in such event, with respect to such Transfer, Franchisor shall not have any right of first refusal to purchase the Hotel or right to terminate this Agreement as provided above in Section 5.A.

C. Foreclosure. If the Transfer to a Competitor is by foreclosure, judicial or legal process, such as execution and levy, or by any other means, Franchisor (or its designee) shall have the right to purchase the Hotel upon written notice to Owner. If the parties are unable to agree as to a purchase price and terms within thirty (30) days of Franchisor’s notice, the fair market value of the Hotel premises and related property shall be determined by arbitration pursuant to the procedure set forth in Section 5.A(2) above. This provision shall survive the termination of this Agreement and the termination of the Franchise Agreement under Paragraph XVI1.A thereof in connection with the Competitor’s actions under Paragraph XV.E. of the Franchise Agreement or this Section 5.C.

D. Owner Becomes a Competitor. If Owner or any of its affiliates becomes a Competitor, Owner shall so notify Franchisor providing the data required pursuant to Section 5.A. or if Franchisor otherwise determines that Owner or any of its affiliates has become a Competitor, Franchisor shall so notify Owner and assert that Franchisor has the rights set forth above at Section 5.A. Provided Franchisor has received sufficient pricing and other data to allow an informed decision. Franchisor shall make its election thereunder within thirty (30) days of Franchisor’s receipt of such notice from Owner or within thirty days of Franchisor’s giving notice to Owner in which Franchisor asserts that Owner or any of its affiliates has become a Competitor.

E. Right of First Refusal. In addition to the events specified in Section 5.A, Franchisor shall have the rights set forth at Section 5.A. if any event occurs granting Franchisor a right of first refusal under Section XV of the Franchise Agreement.

F. Real Estate Rights. Owner acknowledges that Franchisor’s rights under this Section 5 are real estate rights in the Hotel. Franchisor is entitled to file a record of such interest in and among the appropriate real estate records of the jurisdiction in which the Hotel is located, and Owner shall cooperate as requested by Franchisor in such filing. Such recording shall indicate that Franchisor’s rights in real estate under Section 5 of this Agreement shall be subordinate to the interests of bona fide lenders who are not Competitors or affiliates of Competitors and who record a security interest in the Hotel, provided that any such financing and security interests comply with the requirements of Section 7 hereof. Owner acknowledges and agrees that damages are not an adequate remedy in the event that Owner breaches its obligations under this Section 5, and Franchisor shall be entitled to injunctive relief to prevent or remedy such breach.

G. Survival of Right of First Refusal. Except for termination of this Agreement pursuant to Section 5.A.(3) above, Owner agrees that Franchisor’s rights under Section 5 shall survive early termination of this Agreement (as opposed to expiration of this Agreement as set forth in Section 12 hereof) and shall bind Owner, and its affiliates, if:

(i) prior to or within six (6) months after termination of this Agreement, a Competitor offers (or receives an offer from Owner or an affiliate of Owner) to purchase or lease the Hotel or to purchase an ownership interest in Owner or an affiliate of Owner, or merge with or into either Owner or such affiliate; and

(ii) A. the Franchise Agreement is terminated pursuant to Paragraphs XVII.A. XVII.B.I. or 4. thereof, or pursuant to Paragraph XVII.C. thereof or pursuant to Paragraph XVII.D. thereof based upon a violation of Section X.B thereof; or

B. the Franchise Agreement is terminated pursuant to Paragraph XVII.A. thereof and an affiliate, principal or director of Owner obtains possession of the Hotel, or such affiliate, principal or director is the party filing the suit or seeking the execution or foreclosure referenced in Paragraph XVII.A. of the Franchise Agreement.

In addition. Franchisor’s rights under Section 5 shall survive any purported early termination of this Agreement (as opposed to expiration of this Agreement as set forth in Section 12 hereof) by Owner, and shall bind Owner and its affiliates, if prior to or within six (6) months after such purported termination, a Competitor offers (or receives an offer from Owner or an affiliate of Owner) to purchase or lease the Hotel, or to purchase an ownership interest in Owner or an affiliate of Owner, or merge with or into either Owner or such affiliate.

6. [Intentionally Omitted]

7.	Financing of the Hotel.

Owner shall not incur or replace any indebtedness that is secured by a lien on or mortgage of the Hotel or pledge of the stock, partnership, membership or other ownership interests in Owner or Franchisee unless the following conditions are met: (1) the terms of such indebtedness are commercially reasonable, (2) commencing on the third anniversary of the Opening Date, the debt coverage ratio is equal to or greater than 1.3, and (3) the lender is not a Competitor or an affiliate of a Competitor. The debt coverage ratio shall be the ratio of (a) cash available for the payment of the annual debt service payments (interest and principal) based on the cash flow from the Hotel (after deduction for any management fee and reserve required under such management agreement or as a condition to such financing) for the twelve (12) months immediately preceding the written commitment for such indebtedness, to (b) the amount of such annual debt service payments.

8. Operation of the Hotel.

The Hotel shall be operated as a [                ] Hotel for the term hereof, and Owner shall cause Franchisee to operate the Hotel in accordance with the terms of the Franchise Agreement. Failure of the Owner to cause the Hotel to be so operated shall be a material default by Owner hereunder giving Franchisor the right to terminate this Agreement and the Franchise Agreement.

9. Owner’s Obligations under the Franchise Agreement.

A. Franchisee Default. If Franchisor declares Franchisee to be in default under the Franchise Agreement, Franchisor may enforce the Franchise Agreement directly against Owner as if Owner were the Franchisee under the Franchise Agreement, and Owner and shall perform, or cause to be performed, the provisions of the Franchise Agreement including, without limitation, Section III on fees. Section VI on operation of the Hotel. Section XIV on insurance and Section XXI on indemnification.

B. Termination of Franchise Agreement. If the Franchise Agreement is terminated and Franchisee fails to perform any post-termination obligation under the Franchise Agreement, Franchisor may enforce the Franchise Agreement directly against Owner as if Owner were the Franchisee under the Franchise Agreement, and Owner shall perform, or cause to be performed, all post-termination obligations of Franchisee under the Franchise Agreement, including, without limitation. Section XVIII on liquidated damages and on de-identifying the Hotel as part of the System and cessation of the use of the System and Proprietary Marks, and Section XXI on indemnification.

10. Provisions of the Operating Agreement.

The Operating Agreement shall include the substance of the immediately following provisions.

(i) Franchisee shall have exclusive possession of the Hotel and exclusive control of the day-to-day operations of the Hotel, subject to a management agreement that complies with the provisions of this Agreement.

(ii) The Hotel will be operated in full compliance with the provisions of the Franchise Agreement. The Franchise Agreement shall control in case of conflict with the Operating Agreement.

(iii) The provisions in the Operating Agreement that reflect this Section 10 and any other provisions in the Operating Agreement affecting or for the benefit of Franchisor, shall not be amended or modified without Franchisor’s prior written consent.

11. Surrender by Franchisee.

Upon the occurrence of the events described herein for the replacement of Franchisee as possessor and operator of the Hotel, Franchisee shall surrender its rights and interest in the Franchise Agreement to Franchisor and peaceably turn over possession of the Hotel to Owner without need for legal or judicial process.

12. Term.

The term of this Agreement shall commence on the date first set forth above and shall expire upon the expiration of the term of the Franchise Agreement, unless this Agreement is terminated prior thereto in accordance with this Agreement. If the term of the Franchise Agreement is renewed or otherwise extended, the term of this Agreement shall automatically be extended to be coterminous with the extended term of the relevant franchise agreement.

13. Survival.

Notwithstanding any provision to the contrary contained herein, Sections 9, 16 and 17 of this Agreement shall survive and remain in full force and effect after termination or expiration of this Agreement for any reason, and Sections 5 and 14 shall survive the termination or expiration of this Agreement for any reason to the extent provided in such Sections.

14. Casualty.

If the Hotel is damaged or destroyed by fire or other cause and such damage or destruction is substantial and material, affecting over fifty percent (50%) of the Hotel, and necessitates the closing of the Hotel for a period in excess of ninety (90) days, Owner shall have the right to terminate this Agreement and to cause the Franchise Agreement to be terminated if it elects not to rebuild the Hotel upon written notice to Franchisor given within ninety (90) days of such closing of the Hotel; provided, however, if subsequent to such notice and prior to the date on which the term of the Franchise Agreement would otherwise have ended pursuant to Section II of the Franchise Agreement if such notice of termination had not been given (“Term Expiration Date”), Owner or Franchisee, or any affiliated companies or any company controlled by a controlling stockholder of Owner or Franchisee if Owner or Franchisee is a corporation, or any of their respective general partners, or any entity in which Owner or Franchisee or any of their respective general partners (the “Owner Entity” or ‘“Franchisee Entity”) has a fifteen percent (15%) or greater interest in or operates a hotel; vacation, timesharing, interval or fractional ownership facility; condominium; apartment; or other lodging product at the Approved Location (the “Other Lodging Product”), which Other Lodging Product is not operated pursuant to a license or franchise from Franchisor or one of its affiliates, then in such event, Owner or Franchisee, depending upon whether an Owner Entity or Franchisee Entity has the ownership interest in or is operating the Other Lodging Product, shall be obligated to promptly pay to Franchisor an amount equal to the liquidated damages set forth in Section XVIII.E. of the Franchise Agreement, and the time element for calculating the amount of liquidated damages shall be the lesser of (a) thirty-six (36) months or (b) one-half ( 1/2) the number of months then remaining between (i) the date upon which the Other Lodging Product is first operated by or for the Owner Entity or Franchisee Entity and (ii) the Term Expiration Date. Owner’s and Franchisee’s obligations set forth in this Section 14 shall survive termination of this Agreement pursuant to this Section 14. In the event that the Hotel does not close for ninety (90) days or the Owner does not elect to terminate this Agreement in accordance with the provisions of this Section 14, the Hotel shall be promptly renovated and reopened within a reasonable time in accordance with the System and pursuant to plans and specifications approved by Franchisor in accordance with Section VII of the Franchise Agreement.

15. Condemnation.

Owner shall, at the earliest possible time, give Franchisor notice of any proposed taking of the Hotel by eminent domain. If the Hotel is condemned, or such a substantial portion of the Hotel is condemned to render impractical the continued operation of the Hotel in accordance with the System, this Agreement and the Franchise Agreement shall terminate upon notice by Franchisor to Owner and

Franchisee, and Franchisor shall share in the condemnation award to the extent such award includes an allocation for its lost royalty income. If a non-substantial condemnation shall occur, then in such event Owner shall promptly make whatever repairs and restoration may be necessary to make the Hotel conform substantially to its former condition, character, and appearance, according to plans and specifications approved by Franchisor, and the resumption of normal operation of the Hotel shall not be unreasonably delayed.

16. Notices.

A. Any and all notices, requests, demands, statements and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or delivered by a nationally-recognized overnight commercial delivery service (such as Airborne Express or Federal Express) or by certified mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

If to Franchisor:	Marriott International, Inc.
Franchise Attorney Law Department 52/923.25 10400 Fernwood Road Bethesda. MD 20817

With a copy to:	Marriott International, Inc.
Vice President, Owner and Franchise Services 10400 Fernwood Road Bethesda, MD 20817

If to Franchisee:	«Franchise_Name»
«fran_street»
«fran_city», «fran_state» «franZipCode»
Attn: «Fran_Attn»
Email: «Fran_email»

If to Owner:	«Owner_Name»
«own_street»
«own_city», «own_state» «own_ZipCode»
Attn: «Owner_Attn»
Email: «Owner_email»

With copy to:	«OA_Name»
«OA_street»
«OA_city», «OA_state» «OA_ZipCode»
Attn: «OA_Attn»
Email: «addlOA_email»

Any notice shall be deemed to have been given at the date and time of: (A) receipt or first refusal of delivery, if sent via certified mail or delivered by hand; or (B) one day after posting if sent via overnight commercial delivery service.

B. Notwithstanding Section 16.A. above, Franchisor may provide Franchisee and/or Owner with routine information, the Standards, the Manual and other System requirements and programs, such as the Quality Assurance Program, including any modifications thereto, by regular mail or by e-mail, facsimile, the internet, an extranet, or other electronic means.

17. Successors and Assigns.

This Agreement shall run to the benefit of and be binding upon the parties hereto and their approved successors and assigns. Franchisor shall have the right to Transfer this Agreement to any person or legal entity without prior notice to, or consent of, Owner or Franchisee, provided the transferee assumes Franchisor’s obligations to Owner, and Franchisee under this Agreement. Owner and Franchisee hereby acknowledge and agree that any such Transfer shall constitute a release and novation of Franchisor with respect to this Agreement. Except as may be provided above, this Agreement shall not be assigned by Owner or Franchisee.

18. Governing Law.

This Agreement is executed pursuant to, and shall be construed under and governed exclusively by, the laws of the State of Maryland, United States of America, which laws shall prevail in the event of any conflict of law. Nothing in this Section 18 is intended, or shall be deemed, to make the Maryland Franchise Registration and Disclosure Law apply to this Agreement, or the transactions or relationships contemplated hereby, if such law otherwise would not be applicable.

19. Ownership Structure.

A. If Owner is neither a natural person nor a publicly held corporation, the stock of which is traded on a nationally recognized stock exchange (with no individual holding 5% or more of the outstanding stock). Owner represents that its equity is directly and (if applicable) indirectly owned as shown on Attachment A hereto.

B. Owner represents and warrants to Franchisor that neither Owner (including, without limitation, any and all of its directors and officers), nor any of its affiliates or the funding sources for either is a Specially Designated National or Blocked Person. Neither Owner nor any affiliate is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Owner nor any affiliate is acting on behalf of a government of any country that is subject to such an embargo. Owner further represents and warrants that it is in compliance with any applicable anti-money laundering law, including, without limitation, the USA Patriot Act. Owner agrees that it will notify Franchisor in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Section 19.B. incorrect.

20.	Entire Agreement: Counterparts.

A. This Agreement, including the attachments hereto, and the agreements executed simultaneously herewith, or pursuant to, or in connection with, this Agreement (including, without limitation, the Franchise Agreement), contain the entire agreement between the parties hereto as it relates to the Motel as of the date hereof. The Franchise Agreement is attached hereto as Attachment B: Owner hereby acknowledges that it has read and fully understands Attachment B as it applies hereunder.

B. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This is a fully integrated agreement. No agreement of any kind relating to the matters covered by this Agreement shall be binding upon any party unless and until the same has been made in a written, non-electronic instrument that has been duly executed by the non-electronic signature of all interested parties. This Agreement may not be amended or modified by conduct manifesting assent, or by electronic signature, and each party is hereby put on notice that any individual purporting to amend or modify this Agreement by conduct manifesting assent or by electronic signature is not authorized to do so.

21. Effects of Waivers.

No failure of a party to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such party’s right thereafter to demand exact compliance with any of the terms herein. Waiver by a party of any particular default by the other party shall not affect or impair such party’s rights with respect to any subsequent default of the same, similar, or different nature; nor shall any delay, forbearance, or omission of a party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions, or covenants hereof, affect or impair such party’s right to exercise the same.

22. Cost of Enforcement.

If for any reason it becomes necessary for Franchisor or Owner to initiate any legal or equitable action to secure or protect its rights under this Agreement, the prevailing party shall be entitled to recover all costs incurred by it in successfully enforcing said rights, including reasonable attorneys’ fees.

23. Construction and Severability.

A. Except as expressly provided to the contrary herein, each section, part, term and/or provision of this Agreement shall be considered severable; and if, for any reason any section, part, term or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other sections, parts, terms and provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms or provisions shall be deemed not to be a part of this Agreement.

B. Nothing in this Agreement is intended, or shall be deemed, to confer any rights or remedies under or by reason of this Agreement upon any person or legal entity other than Franchisor (and its affiliates). Franchisee or Owner and their respective permitted successors and assigns.

24. Captions.

All captions in the Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

25. Owner Representations, Warranties and Covenants.

Owner represents, warrants and covenants that (i) it is a legal entity duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (ii) it and its affiliates have and will continue to have throughout the term hereof the ability to perform their obligations under this Agreement, (iii) it has all necessary power and authority to execute and deliver this Agreement, (iv) it has read and fully understands Section XV of the Franchise Agreement (attached hereto as Attachment B) as it applies hereunder and (v) during the term of the Franchise Agreement it will not enter into an Operating Agreement for the management of the Hotel that does not comply with the provisions of the Franchise Agreement, unless otherwise approved by Franchisor.

26. Capitalized Terms.

Unless the context requires otherwise, capitalized terms not defined herein shall have the meaning set forth in the Franchise Agreement.

27. Waiver of Jury Trial

IN ANY LITIGATION BETWEEN THE PARTIES FOUNDED UPON OR ARISING FROM THIS AGREEMENT OR THE FRANCHISE AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, AND THE PARTIES HEREBY STIPULATE THAT ANY SUCH TRIAL SHALL OCCUR WITHOUT A JURY.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Owner Agreement, under seal, as of the date first above mentioned.

FRANCHISOR:
MARRIOTT INTERNATIONAL. INC.
ATTEST:
	By:	(SEAL)
Assistant Secretary	Name:
Title:

FRANCHISEE:

«FRANCHISE_NAME»«Franchise_Name» a/an «Fran_Domicili» «Fran_corp»
ATTEST:
	By:	(SEAL)
Assistant Secretary	Name:
Title:

OWNER:

«Owner_Name»
a/an «Owner_Domicili» «Owner_corp»
ATTEST:
	By:	(SEAL)
Assistant Secretary	Name:
Title:

ATTACHMENT A

Equity Interest(s) in Owner

(Name(s), address(es), and percentages of ownership)

ATTACHMENT B

FRANCHISE AGREEMENT

PROPERTY IMPROVEMENT PLAN

ADDENDUM

Franchisee agrees to upgrade and/or remodel the Hotel in accordance with the following terms and provisions:

A. IMPROVEMENT OF THE HOTEL

1. Franchisee agrees to perform the work set forth at Exhibit A attached hereto. Unless otherwise specified in this Addendum, all work, including, without limitation, furniture, fixtures, equipment, furnishings, and signs, shall conform to Courtyard by Marriott specifications as set forth in the Manual or otherwise in writing by Franchisor.

2. IN ORDER TO SATISFY THE REQUIREMENTS OF THIS ADDENDUM. FRANCHISEE WILL EXPEND SUBSTANTIAL TIME, EFFORT, AND EXPENSE. NEVERTHELESS, IF FRANCHISEE DOES NOT SATISFY ALL THE REQUIREMENTS OF THIS ADDENDUM WITHIN THE TIME SPECIFIED ON ATTACHMENT A OF THIS AGREEMENT, OR FRANCHISEE DOES NOT COMPLETE ANY ACTION REQUIRED IN THIS ADDENDUM BY SUCH OTHER DATE AS IS SPECIFIED HEREIN, FRANCHISOR SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AS SET FORTH IN PARAGRAPH XVII.B.7 OF THIS AGREEMENT. FRANCHISEE ACKNOWLEDGES AND AGREES THAT FRANCHISOR SHALL HAVE NO LIABILITY OR OBLIGATIONS TO FRANCHISEE FOR ANY LOSSES, OBLIGATIONS. LIABILITIES OR EXPENSES INCURRED BY FRANCHISEE IF THIS AGREEMENT IS TERMINATED BECAUSE FRANCHISEE FAILS TO SATISFY IN A TIMELY MANNER THE REQUIREMENTS OF THIS ADDENDUM.

3. Franchisee agrees that time is of the essence with regard to the deadlines for the work set forth at Exhibit A attached hereto.

4. Franchisee, at its expense, shall comply to Franchisor’s satisfaction, with all of the requirements set forth below:

a. If required to complete the renovations, upgrading or remodeling required by this Addendum, Franchisee shall employ a qualified architect, design firm or engineer to prepare complete working drawings, including, architectural, mechanical, electrical, civil engineering, plumbing, and fire and life safety plans and landscaping drawings (collectively, the “Plans”). Franchisor shall have the right to disapprove the architect and design firm (as well as any contractors or subcontractors) to be utilized in connection with the design, renovations, upgrading or remodeling of the Hotel. If requested by Franchisor. Franchisee shall provide to Franchisor, at least thirty (30) days prior to their engagement by Franchisee, the name and address of any architect, design firm, engineer, contractor or subcontractor that it wishes to retain. If Franchisor does not respond to Franchisee with its disapproval within thirty (30) days after Franchisor’s receipt of the name, address and any other information on the relevant party(ies) as requested by Franchisor, then Franchisee may retain such party(ies). Franchisee acknowledges and agrees that Franchisor’s failure to request such information or to respond within the required time period or Franchisor’s consent to Franchisee’s use of such party(ies) shall not be deemed an approval by Franchisor of any such party(ies). Franchisee acknowledges and agrees that (i) Franchisor is not liable for the unsatisfactory performance of any architect, design firm, engineer, contractor or subcontractor retained by Franchisee, and (ii) Franchisee is solely responsible for making sure its Plans comply with state, local and federal laws, regulations and ordinances. Franchisee acknowledges and agrees that Franchisee is solely responsible for making sure that the Hotel and any renovations, upgrading or remodeling thereto comply with state, local and federal laws, regulations and ordinances. Franchisee shall ensure that the Hotel complies with Franchisor’s Fire Protection and Life Safety standards even if such standards exceed federal, state or local code requirements and shall maintain the Hotel in accordance with such standards, as the same may be modified from time to time by Franchisor in its sole discretion. Franchisor requires that the Hotel comply with all state, local, and federal laws, codes and regulations, including but not limited to the Americans with Disabilities Act and/or other similar state laws, codes, and/or regulations governing public accommodations for persons with disabilities. Franchisee shall, upon completion of the work, but in any event no later than within twelve (12) months of the Effective Date or, if earlier, the required date for completion of the work, provide to Franchisor a written certificate or opinion from its architect, licensed professional engineer, or recognized expert consultant on the Americans with Disabilities Act stating that the Hotel conforms to the requirements of the Americans with Disabilities Act, the related federal regulations, and all other applicable state and local laws, regulations and other requirements governing public accommodations for persons with disabilities. The certificate or opinion should be in a form substantially identical to the form attached hereto as Exhibit B.

b. Franchisee must submit Plans and specifications, furniture layouts and FF&E specifications/samples for all work required hereunder to Franchisor for approval prior to commencing such work. Franchisor shall have the right to charge Franchisee an amount equal to One Hundred Twenty-Five Dollars ($125) multiplied by the number of hours required for Franchisor’s review of Franchisee’s Plans. When approved by Franchisor, such plans shall not thereafter be changed or modified, including changes required by governmental authorities, without the prior written consent of Franchisor. Franchisee acknowledges and agrees that Franchisor’s review of the Plans under this Paragraph A.4.b. is limited solely to determining whether the Plans comply with Franchisor’s design and construction criteria and the approval by Franchisor of the Plans shall be limited solely to compliance with such design and construction criteria.

c. Franchisee shall obtain all permits and certifications required for lawful completion of the renovations, upgrading or remodeling required by this Addendum and operation of the Hotel including, without limitation, zoning, access, sign, building permits and fire requirements and shall certify in writing to Franchisor, if requested, that all such permits and certifications have been obtained.

5. During the course of performing the work required by this Addendum, Franchisee, at its expense, shall comply to Franchisor’s satisfaction, with all of the requirements set forth below:

a. The hotel must comply with the standards set forth in the most recent versions of the Manual.

b. The Hotel is subject to further review by Franchisor to, among other things, ensure that the Hotel complies with the requirements of the Property Improvement Plan (“PIP Review”). Franchisee shall ensure that the Hotel complies with all requirements specified by Franchisor following any PIP Review. Franchisee shall cooperate fully, and shall cause its contractors and subcontractors to cooperate fully, with any inspections conducted by Franchisor pursuant to any PIP review.

c. If any material changes to the Hotel occur after June 6, 2006 then all such changes shall be subject to additional review by Franchisor (“Material Change Review”). Franchisee shall ensure that the Hotel complies with all requirements specified by Franchisor following a Material Change Review. Franchisee shall cooperate fully, and shall cause its contractor and subcontractors to cooperate fully, with any inspections conducted by Franchisor pursuant to a Material Change Review.

d. Franchisor shall not be deemed to have approved any work done pursuant to this Addendum unless such approval is set forth in writing and signed by Franchisor’s authorized representative. If such approval is partial or contingent. Franchisee hereby authorizes its General

Manager of the Hotel or its Director of Operations (or similarly titled person) to acknowledge in writing the additional work to be performed and the time within which such work will be performed, and such written acknowledgement shall be binding on Franchisee.

e. Franchisee shall comply with the relevant insurance requirements set forth in Section XIV. of the Franchise Agreement.

6. Franchisor’s exercise of its rights to approve and inspect any renovation, upgrading or remodeling of the Hotel shall be solely for the purpose of assuring compliance with the terms and conditions of this Agreement and this Addendum, and Franchisor shall have no liability or obligation with respect to renovation, upgrading, remodeling or furnishing of the Hotel.

7. Upon Franchisee’s written request and provided Franchisee has diligently pursued commencement and completion of the renovation, remodeling or upgrading of the Hotel. Franchisor may, in its sole discretion, extend the dates specified in Attachment A of this Agreement for commencement and completion of the action required in this Addendum. Extension requests shall be considered in increments of one or more months. For any extension, Franchisor shall have the right to require Franchisee to pay to Franchisor a nonrefundable extension fee not to exceed Two Thousand Dollars ($2,000) per month for each month of the extension. The extension fee shall be paid to Franchisor with the written request for the extension and shall be fully refunded in the event Franchisor declines to grant the requested extension.

B. DEFAULT AND TERMINATION DUE TO FAILURE TO SATISFY REQUIREMENTS

Franchisee shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted thereunder effective immediately upon Franchisee’s receipt of notice or upon first refusal of delivery of notice by Franchisor, upon the occurrence of any of the following events:

1. if Franchisee fails to commence the Property Improvement Plan for the Hotel in accordance with all of the terms and conditions of this Addendum within the time prescribed at Paragraph 3 of Attachment A of this Agreement or fails to control through fee ownership or leasehold the site of the Hotel; or

2. if Franchisee fails to complete any action in accordance with all of the terms and conditions of this Agreement and this Addendum within the time prescribed at Paragraph 4 of Attachment A to this Agreement or by such other date as specified herein.

EXHIBIT A TO PROPERTY IMPROVEMENT PLAN ADDENDUM

SCOPE OF WORK

Franchisee agrees to perform all work and install the items specified below, in addition to satisfying all other requirements set forth in this Agreement as of the dates specified herein. All renovation work, including furniture, fixtures, equipment, furnishings and signs shall conform to Franchisor’s specifications and standards as set forth in the manuals and drawings or otherwise specified or agreed to in writing by Franchisor.

The purpose of this Addendum is to specify the scope of work to be accomplished and the timing appropriate therefore. All work identified must be performed using materials and specifications satisfactory to Franchisor.

Franchisor has granted written approval to open and operate the Franchised Business at the Approved Location prior to the Effective Date with respect to the franchise agreement and franchisee then in effect. Franchisee agrees that it shall be responsible for the performance and timely completion of any additional construction, upgrading, renovation, or training set forth in the authorization to open letter agreement with respect to the Hotel dated as of June 6, 2006 (the “Additional Work”) listed in such letter agreement to the same extent as if such letter agreement were executed by or on behalf of Franchisee, that Franchisee is authorized to use the System and identify the Hotel as a Courtyard by Marriott hotel only for such time as Franchisee is diligently and actively completing the Additional Work, and failure to timely complete such Additional Work shall be a default under the Franchise Agreement. The Additional Work shall be completed by the dates set forth in Attachment A to such letter agreement.

EXHIBIT B TO PROPERTY IMPROVEMENT PLAN ADDENDUM

ADA CERTIFICATION

(TO BE COMPLETED BY FRANCHISEE’S ARCHITECT, ENGINEER,

ADA CONSULTANT, OR OTHER LICENSED PROFESSIONAL)

In connection with the proposed [NAME AND LOCATION OF HOTEL] (the “Hotel”), I hereby represent and certify to [FRANCHISEE] and to Marriott International. Inc. that:

(i)	I have used professionally reasonable efforts to ensure that the Hotel conforms to and complies with the design standards and requirements of the Americans with Disabilities Act (“ADA”), the ADA Architectural Guidelines (“ADAAG”), and all other related or similar state and local laws, regulations, and other requirements governing public accommodations for persons with disabilities in effect at the time that this certification is made, and

(ii)	In my professional judgment, the Hotel does in fact conform to and comply with such design standards and requirements.

By:
Print Name:
Firm:
Date: